Exhibit 10.1

REAL ESTATE SALE AGREEMENT
One Paces West  and Two Paces West, Cobb County, Georgia

THIS REAL ESTATE SALE AGREEMENT (this “Agreement”) is made effective as of March 7, 2006 (the “Effective Date”), by and between GA-PACES, L.L.C., a Delaware limited liability company (“Seller”), and HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company doing business as Berhringer Harvard Funds (“Purchaser”). In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.             PURCHASE AND SALE OF PROPERTY.  Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser those certain parcels of real estate (the “Real Property”) in the City of Atlanta, County of Cobb, State of Illinois, which parcels are more particularly described in attached Exhibit A, and upon which are located an office building commonly known as “One Paces West,” and an office building commonly known as “Two Paces West,” together with: (i) all buildings and improvements owned by Seller, and any and all of Seller’s rights, easements, licenses and privileges presently thereon or appertaining thereto (the “Improvements”); (ii) Seller’s right, title and interest in and to the leases, occupancy agreements and license agreements affecting the Property or any part thereof (the “Leases”); (iii) all furniture, furnishings, fixtures, equipment and other tangible personal property owned by Seller, located on the Property and used solely in connection therewith, but specifically excluding any and all computer hardware and software (the “Tangible Personal Property”), a list of which is attached hereto as Exhibit B; and (iv) all right, title and interest of Seller under any and all of the maintenance, service, leasing, brokerage, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (excluding contracts designated as “National” or “Regional” service contracts) (the “Service Contracts”), a list of which is attached hereto as Exhibit C; (v) to the extent assignable all warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property (Seller shall pay any and all fees due in connection with the assignment of such warranties and guaranties); and (vi) Seller’s right, title and interest, to the extent transferable, in and to (1) all approvals, entitlements, the right to use the names “One Paces West” and “Two Paces West” (it being acknowledged by Purchaser that Seller does not have exclusive rights to use such names and that Seller has not registered  the same in any manner), all licenses and permits, and (2) to the extent in Seller’s possession, any blueprints, plans, specifications, maps or drawings, but only to the extent that the same is now used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property (and not to any other property owned by Seller or its affiliates) and subject to any rights of the preparers of such documents; all to the extent applicable to the period from and after the Closing Date (as defined in Section 4), except as expressly set forth to the contrary in this Agreement.  Items (i) through (vi) above, together with the Real Property, are collectively referred to in this Agreement as the “Property”; provided, however, the term “Property” expressly excludes all property owned by tenants or other users or occupants of the Property, all rights with respect to any refund of taxes applicable to any period prior to the Closing Date (as defined in Section 4), all rights to any insurance proceeds or settlements for events occurring prior to Closing (subject to Section 5) and all property in the management office of the Property, if any, owned by the Property Manager (as hereinafter defined).

2.             PURCHASE PRICE.  Subject to the provisions of the Master Lease as set forth in Section 8.9 of this Agreement, the total consideration to be paid by Purchaser to Seller for the Property is One Hundred Fourteen Million Three Hundred Ninety Thousand and No/100 Dollars ($114,390,000.00) (the “Purchase Price”).

2.1           Earnest Money.  Within three (3) business days of the Effective Date, Purchaser shall deliver to Commonwealth Land Title Insurance Company located at 10 South LaSalle Street, Suite 2500, Chicago, Illinois 60603, Attention: Deborah A. Crangle-Brisch (“Escrow Agent”) the sum of Four Million and No/100 Dollars ($4,000,000.00) (the “Earnest Money”) to be received pursuant to the Escrow Agreement attached hereto as Exhibit D.  The failure of Purchaser to timely deliver the Earnest Money shall be a material default and shall entitle Seller, at Seller’s sole option and prior to the time the Earnest Money is received by Escrow Agent, to terminate this Agreement immediately upon written notice thereof to Purchaser, in which case neither party shall have any further rights or obligations under this Agreement except those that expressly survive termination. The Earnest Money shall be invested as Seller and Purchaser so direct.  Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number.  Except as expressly set forth herein to the contrary, the Earnest Money is nonrefundable.  Notwithstanding the prior sentence, if the transaction fails to close because of Seller’s default under this Agreement or failure of a condition precedent to Purchaser’s obligations to close, the Earnest Money shall be returned to Purchaser.  If the transaction closes in accordance with the terms of this Agreement, then Escrow Agent shall deliver the Earnest Money to Seller at Closing as payment toward the Purchase Price.

2.2           Cash Balance.  At Closing, Purchaser shall pay to Seller the Purchase Price, less the Earnest Money, plus or minus the prorations described in this Agreement (such amount, as adjusted, being referred to as the “Cash Balance”).  Purchaser shall pay the Cash Balance by federal funds wire transferred to an account designated by Seller in writing.

3.             EVIDENCE OF TITLE.

3.1           Preparation and Delivery of Materials.  Seller has heretofore caused to be delivered to Purchaser, or will within two (2) business days of the Effective Date deliver or cause to be delivered: (i) a current commitment for an ALTA Owner’s Title Insurance Policy (the “Title Commitment”), in the amount of the Purchase Price, issued by Commonwealth Land Title Insurance Company (the “Title Insurer”); (ii) available copies of all title exception documents referred to in the Title Commitment; and (iii) a current survey of the Real Property and the Improvements (the “Survey”).  At Closing, Purchaser shall cause the Title Commitment to be updated.

3.2           Matters Before the Objection Date.  If the Title Commitment (or update), the Survey discloses exceptions or matters other than the exceptions that are more fully described on Exhibit E attached hereto, the REA referred to in Section 8.6 below, and the exceptions that become Permitted Exceptions pursuant to this Section 3 (collectively, the “Permitted Exceptions”), then prior to 5:00 p.m. (CST) on March 17, 2006 (the

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“Objection Date”), Purchaser shall notify Seller of any such exceptions or matters to which it objects.  Any such exceptions or matters not objected to by Purchaser as aforesaid shall become “Permitted Exceptions”.  If Purchaser objects to any such exceptions or matters, Seller shall have until Closing (but in any event at least fifteen (15) days after it receives notice of Purchaser’s objections, with the Closing being postponed if necessary to accommodate such fifteen (15) day period) to cause the removal of such exceptions or matters (which removal may be by way of waiver or endorsement by Title Insurer). Notwithstanding anything contained herein to the contrary, Seller shall cause the removal of all monetary liens affecting the Property which were directly caused by Seller (which removal may be by way of waiver or endorsement by the Title Insurer). If Seller fails to cause the removal of any such exceptions or matters as aforesaid, Purchaser shall have the option, as its sole and exclusive remedy, to either (a) waive the unsatisfied objections and close, or (b) terminate this Agreement and obtain a return of the Earnest Money.  If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions and matters (in which event, all such exceptions and matters shall be deemed “Permitted Exceptions”).

3.3           Matters After the Objection Date.  Between the Objection Date and the Closing Date, Purchaser may notify Seller in writing (the “Gap Notice”) of objections to exceptions to title that were not disclosed by the Title Commitment (or an update thereto received by Purchaser prior to the Objection Date); provided, however, Purchaser must notify Seller of each such objection within three (3) business days after receiving written notice from Title Insurer of the existence of same.  If Purchaser delivers a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to the objections contained within the Gap Notice as with respect to the objections made, if any, prior to the Objection Date pursuant to Section 3.2.

4.             CLOSING.  The payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of the transaction contemplated by this Agreement (the “Closing”) shall occur on or before 2:00 p.m., Chicago time on April 12, 2006 (such day being sometimes referred to as the “Closing Date”), subject to either party’s right to extend the Closing Date pursuant to Section 8.7 or Section 8.8 through escrow at the Chicago office of Title Insurer.

4.1           Seller’s Closing Deliveries.  At Closing, Seller shall execute (as necessary) and deliver to Purchaser (either through escrow or as otherwise provided below) each of the documents described below: (i) one original “Special” or “Limited” Warranty Deed, in form acceptable to Title Insurer, warranting title to the Real Property against all persons claiming by, through or under Seller, but not otherwise, subject to the exceptions listed on attached Exhibit F and any other matters which become Permitted Exceptions pursuant to Section 3; (ii) two original counterparts of a bill of sale and assignment and assumption of leases and contracts with respect to the Property, in the form attached hereto as Exhibit G (the “Bill of Sale and Assignment”); (iii) one original notice letter to each tenant with respect to the Property, substantially in the form attached hereto as Exhibit H (to be delivered outside of Closing); (iv) one original notice letter to each Service Contract vendor with respect to the Property, substantially in the form

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attached hereto as Exhibit I (to be delivered outside of Closing); (v) Seller’s non-foreign affidavit, in the form attached hereto as Exhibit J; (vi) one counterpart of the Joint Closing Statement (as defined in Section 4.3); (vii) one counterpart of the final and agreed-upon closing statement prepared by Escrow Agent (the “Escrow Agent’s Closing Statement”); (viii) evidence of termination of (a) the existing property management agreement with Equity Office Management, L.L.C., a Delaware limited liability company (“Property Manager”) and (b) the brokerage agreement with Property Manager, together with a broker’s lien waiver executed by Property Manager, which lien waiver may exclude any Protected Tenants (as defined in Section 4.8); (ix) a list of Protected Tenants with respect to the Property; (x) such transfer tax forms as are required by law, if any (the “Transfer Documents”); (xi) assignments of Seller’s rights to any security deposit that is not in the form of cash; (xii) a rent roll used by Seller in the ordinary course of business; (xiii) two (2) original counterparts of a Master Lease (as defined in Section 8.9 hereof); (xiv) an executed copy of the Declaration (as defined in Section 8.6) and (xv) such evidence of Seller’s power and authority as the Title Insurer may reasonably request. The Joint Closing Statement and Escrow Agent’s Closing Statement may be signed in facsimile counterparts on the Closing Date.  To the extent available, Seller shall leave, and/or cause the Property Manager to leave and/or deliver promptly after the Closing Date all of the original Leases and Service Contracts, and warranties, all correspondence and working files maintained by the Property Manager relating to the Property, and, to the extent available and in Seller’s possession, originals and/or copies of all plans and specifications, contracts, licenses, permits, keys, access cards and Tangible Personal Property pertaining to the Property, at the respective Property.

4.2           Purchaser’s Closing Deliveries.  At Closing, Purchaser shall execute (as necessary) and deliver to Seller (either through escrow or as otherwise provided below) each of the following items: (i) the Cash Balance described in Section 2.2; (ii) two (2) executed counterparts of the Bill of Sale and Assignment, the Joint Closing Statement, the Master Lease and the Escrow Agent’s Closing Statement; (iii) the Transfer Documents (if any); and (iv) such evidence of Purchaser’s power and authority as Seller or Title Insurer may reasonably request.

4.3           Closing Prorations and Adjustments.  The provisions of this Section 4.3 shall survive the Closing.  Seller shall prepare a statement of the prorations and adjustments required by this Agreement (the “Joint Closing Statement”) and submit it to Purchaser for approval at least five (5) business days prior to the Closing Date.  The items listed below are to be equitably prorated or adjusted as of the close of business on the Closing Date, it being understood that, for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day immediately preceding the Closing Date and Purchaser shall be deemed the owner of the Property as of the day of the Closing Date.

4.3.1        Taxes.  Real estate and personal property taxes and assessments shall be prorated for the period for which such taxes and assessments are payable, regardless of the period for which assessed, on the basis of the number of days in such period the Property will have been owned by Seller and Purchaser.  If the current tax bill is not available at Closing, then the proration shall be made on the

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basis of the most recent ascertainable tax bill.  Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If taxes and assessments for the fiscal year in which Closing occurs have been determined but have not been paid before Closing, Seller shall be charged and Purchaser credited at Closing with an amount equal to that portion of such taxes and assessments which relates to the period before the date of Closing, and Purchaser shall pay the taxes and assessments prior to the same becoming delinquent.

4.3.2        Rent.  The “minimum” or “base” rent payable by tenants under the Leases for the calendar month in which the Closing occurs shall be prorated on the basis of the number of days of such month the Property will have been owned by Purchaser and Seller, respectively.  However, there shall be no proration of any such rent which is delinquent as of the Closing Date.  Rather, Purchaser shall cause any such delinquent rent for the period prior to Closing to be remitted to Seller if, as, and when collected.  Additionally, there shall be no proration of any rent that a tenant under a Lease delivers to either Purchaser or Seller that such tenant has identified, at the time of such delivery, as constituting payment of rent due for a month or other period of time prior to Closing.  If Purchaser receives any such delinquent rent, Purchaser shall cause such rent to be remitted to Seller if, as, and when collected.  At Closing, Seller shall deliver to Purchaser a schedule of all such delinquent rent.  Purchaser shall include the amount of delinquent rent in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for two (2) months thereafter.  Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants.  After such two (2) month period, Seller may pursue remedies directly against delinquent tenants, but may not sue to evict or otherwise dispossess such tenants. Purchaser shall have no obligation to institute any litigation or incur any out-of-pocket costs to collect any such delinquent rent. Except as otherwise expressly set forth in this Section 4.3.2, any amounts of delinquent rent collected by Purchaser after Closing shall be applied first to charges as are due and payable or delinquent for the period from and after the Closing Date.

4.3.3        Costs Relating to New Leases.  Any tenant improvement costs, leasing commissions or other leasing costs paid or payable pursuant to any New Lease (as hereinafter defined) entered into in accordance with Section 9.3.1 shall be prorated over the term of such New Lease, with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of such New Lease.

4.3.4        Security Deposits; Utility Deposits.  Purchaser shall receive a credit at Closing in the amount of any unapplied cash security deposits under the Leases.  In addition, Seller shall assign (to the extent assignable) and deliver to Purchaser at Closing any and all letters of credit and other instruments held by Seller as security deposits under Leases.  Seller shall receive a credit at Closing in the amount of all refundable cash or other deposits posted with utility companies servicing the Property which are duly assigned to Purchaser at Closing.

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4.3.5        Utilities.  Water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any other payments to utility companies shall be prorated.  If possible, utility prorations will be handled by final meter readings on the Closing Date.  If final readings are not possible, or if any such charges are not separately metered, such charges will be prorated based on the most recent period for which costs are available.

4.3.6        Service Contracts.  Amounts due and prepayments under the Service Contracts assumed by Purchaser shall be prorated.

4.3.7        Fees Payable.  Assignable license and permit fees, and similar fees and expenses of operation shall be prorated; provided, however, that Seller shall be responsible for the payment of any reasonable out-of-pocket fees or costs associated with the transfer of any assignable warranties and, to the extent that Purchaser pays any such reasonable out-of-pocket fees or costs relating to the transfer of warranties after Closing, Seller shall reimburse Purchaser therefor within thirty (30) days of receipt of an invoice and backup therefor.

4.3.8        Tenant Inducement Costs and Leasing Commissions.  Purchaser shall be responsible for the payment of all of the following Tenant Inducement Costs (as hereinafter defined) and leasing commissions: (a) those specifically identified as Purchaser’s obligation on Exhibit K attached hereto; and (b) those set forth in a Lease existing as of the date hereof which, pursuant to such Lease, are not due and payable prior to the Closing.  Seller shall be responsible for the payment of all of the following Tenant Inducement Costs and leasing commissions: (i) those specifically identified as Seller’s obligation on Exhibit K; and (ii) those payable prior to the Closing Date which are not described in clauses (a) or (b) of the preceding sentence or are not otherwise provided for in accordance with Section 4.3.3.  For purposes hereof, the term “Tenant Inducement Costs” shall mean any payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs (other than those accruing as a result of a buyout option executed by Purchaser after the Closing Date, which buyout costs shall be Purchaser’s sole and exclusive responsibility), moving, design, refurbishment and club membership allowances, but specifically excluding legal fees or loss of income resulting from any free rental period (it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the Closing Date).  If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to this Section 4.3.8, Seller shall be credited with an amount equal to such Tenant Inducement Costs and leasing commissions.  If, as of the date of Closing, Seller shall not have paid any Tenant Inducement Costs or leasing commissions for which Seller is responsible to have paid prior to the date of Closing in accordance with the provisions of this Section 4.3.8, Purchaser shall be credited with an

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amount equal to such Tenant Inducement Costs and leasing commissions and Purchaser shall assume the obligation to pay the same.

If any item of income or expense set forth in this Section 4.3 is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available.  Any amounts due from one party to the other as a result of such reproration shall be paid promptly in cash to the party entitled thereto.  Seller and Purchaser hereby covenant and agree to make available to each other for review such records as are necessary to complete such reprorations.  The foregoing provisions of this Section 4.3 shall survive the Closing.

4.4           Tenant Reimbursements.  Tenants under the Leases are currently paying Seller certain amounts (referred to herein as “Tenant Reimbursements”) based on Seller’s estimates for real estate taxes and assessments, common area maintenance, operating expenses and similar expenses (collectively, “Tenant Reimbursable Expenses”).

4.4.1        For the Calendar Year of the Closing.  At Closing, Tenant Reimbursements payable by tenants under the Leases for the calendar month in which the Closing occurs shall be prorated on the basis of the number of days of such month the Property will have been owned by Purchaser and Seller, respectively.  However, there shall be no proration of any such Tenant Reimbursements which are delinquent as of Closing.  Rather, Purchaser shall cause any such delinquent Tenant Reimbursements for the period prior to Closing to be remitted to Seller if, as, and when collected.  Additionally, there shall be no proration of any Tenant Reimbursements that a tenant under a Lease delivers to either Purchaser or Seller that such tenant has identified, at the time of such delivery, as constituting payment of a Tenant Reimbursement due for a month or other period of time prior to Closing.  If Purchaser receives any such Tenant Reimbursements, Purchaser shall cause such Tenant Reimbursements to be remitted to Seller if, as, and when collected.  At Closing, Seller shall deliver to Purchaser a schedule of all such delinquent Tenant Reimbursements.  Purchaser shall include the amount of delinquent Tenant Reimbursements in the first bills thereafter submitted to the tenants in question after Closing, and shall continue to do so for two (2) months thereafter.  Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants.  After such two (2) month period, Seller may pursue remedies directly against delinquent tenants, but may not sue to evict or otherwise dispossess such tenants. Purchaser shall have no obligation to institute any litigation or incur any out-of-pocket costs to collect any such delinquent Tenant Reimbursements. Except as otherwise expressly set forth in this Section 4.4.1, any amounts of delinquent Tenant Reimbursements collected by Purchaser after Closing from payments made by tenants will be applied first to charges as are due and payable or delinquent for the period from and after the Closing Date.

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In order to enable Purchaser to make any year-end reconciliations of Tenant Reimbursements, after the end of the calendar year in which the Closing occurs, (i) Seller shall determine the Tenant Reimbursable Expenses incurred by Seller for the portion of the calendar year in which the Closing occurs that Seller owned the Property (“Seller’s Actual Tenant Reimbursable Expenses”) and the Tenant Reimbursements paid to Seller by tenants during the portion of the calendar year in which the Closing occurs that Seller owned the Property (“Seller’s Actual Tenant Reimbursements”), and (ii) Purchaser shall determine the Tenant Reimbursable Expenses incurred by Purchaser for the portion of the calendar year in which the Closing occurs that Purchaser owned the Property and the Tenant Reimbursements paid to Purchaser by tenants during the portion of the calendar year in which the Closing occurs that Purchaser owned the Property.  On or before the date that is one hundred twenty (120) days after the end of the calendar year in which the Closing occurs, Seller shall deliver Seller’s Actual Tenant Reimbursable Expenses, Seller’s Actual Tenant Reimbursements, and a statement calculating the difference between the two (i.e., establishing that Seller’s Actual Tenant Reimbursable Expenses were either more or less than Seller’s Actual Tenant Reimbursements) and any back-up documentation as Purchaser may reasonably request (“Seller’s Reconciliation Statement”) to Purchaser; provided, however, that if Purchaser has transferred its interest in the Property to a successor in interest or assignee prior to such date, then, on or before the transfer of its interest in the Property, Purchaser shall (i) expressly obligate such a successor in interest or assignee to be bound by the provisions of this Section 4.4.1, and (ii) deliver written notice of such transfer to Seller, and thereafter Seller shall make the deliveries specified above to Purchaser’s successor in interest or assignee.  Seller’s Reconciliation Statement shall be final and binding for purposes of this Agreement.  Any amount due Seller (in the event Seller’s Actual Tenant Reimbursements are less than Seller’s Actual Tenant Reimbursable Expenses) or Purchaser (in the event Seller’s Actual Tenant Reimbursements are more than Seller’s Actual Tenant Reimbursable Expenses), as the case may be, shall be paid by Purchaser to Seller or by Seller to Purchaser, as the case may be, within thirty (30) days after delivery of Seller’s Reconciliation Statement to Purchaser. If Purchaser is paid any such amount, Purchaser thereafter shall be obligated to promptly remit the applicable portion to the particular tenants entitled thereto.  Purchaser shall indemnify, defend, and hold Seller, its manager, its constituent members or partners, and such parties’ respective managers, members, partners, directors, trustees, officers, employees, and agents, and each of them, harmless from and against any losses, claims, damages, and liabilities, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser’s failure to remit any amounts actually received from Seller to tenants in accordance with the provisions hereof. With respect to each item of Seller’s Actual Reimbursable Expense that is being prorated pursuant to this Section 4.4.1 and Sections 4.7, Seller will make available to Purchaser during regular business hours Seller’s records relating to such items for inspection or audit by Purchaser or its representatives.

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4.4.2        For Prior Calendar Years.  Seller shall be responsible for the reconciliation with tenants of Tenant Reimbursements and Tenant Reimbursable Expenses for any calendar year prior to that in which the Closing occurs.  If the amount of Tenant Reimbursements collected by Seller for such prior years is less than the amount of Tenant Reimbursable Expenses paid by Seller for such period (or less than the amount which Seller is entitled to recover under the terms of the Leases), then Seller shall be entitled to bill such tenants directly and retain any such amounts due from tenants.  If the amount of Tenant Reimbursements collected by Seller for such prior calendar year exceeds the amount of Tenant Reimbursable Expenses paid by Seller with respect to such period (or the amount which Seller is entitled to recover under the terms of the Leases), then, to the extent required under the terms of the Leases, Seller shall remit such excess amounts to the applicable tenants.  In connection with the foregoing, Seller shall be permitted to make and retain copies of all Leases and all billings concerning Tenant Reimbursements for such prior years, and Purchaser covenants and agrees to provide Seller with reasonable access to the books and records pertaining to such Tenant Reimbursements, and to otherwise cooperate with Seller (at no cost to Purchaser) for the purpose of enabling Seller to adequately respond to any claim by tenants for reimbursement of Tenant Reimbursements previously paid by such tenants.

4.5           Reservation of Rights to Contest.  Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right to meet with governmental officials and to contest any reassessment or assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid; provided that Seller notifies Purchaser in advance of filing any protest and claim for reassessment and, to the extent that such contest may set or establish any assessment or reassessment applicable to the Property after Closing, Purchaser shall be permitted to appear and take such action as Purchaser deems necessary to protect its interests. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date and shall remit any refund of taxes received by Seller attributable to any period after the Closing Date to Purchaser.

4.6           Transaction Costs.  Except as otherwise specifically set forth in this Agreement, Seller and Purchaser shall equally divide the cost of any escrow fees and any recording fees or similar charges and Purchaser shall pay the cost of any endorsements to the title insurance policy (including for extended coverage). Seller shall pay the cost of (i) the Survey, (ii) any transfer tax fees, (iii) any fees associates with the assignment of all assignable warranties and guaranties  (express or implied) issued to Seller in connection with the Improvements or the Personal Property, and (iv) the base title insurance premium (whether or not the closing occurs). Seller and Purchaser shall be responsible for the fees of their respective attorneys.

4.7           Reprorations.  Notwithstanding anything contained herein to the contrary, all reprorations contemplated by this Agreement shall be completed within one (1) year of Closing (subject to extension solely as necessary due to the unavailability of final

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information, but in no event to exceed two (2) years after Closing).  The provisions of this Section 4.7 shall survive the Closing.

4.8           Leasing Commissions.  Pursuant to that certain Amended and Restated Brokerage Agreement effective January 1, 2003, by and between EOP of Georgia, L.L.C., a Delaware limited liability company (“EOPGMC”), and Property Manager (the “Brokerage  Agreement”),  EOPGMC solicits tenants and negotiates leases for the Property.  For any Protected Tenant (as  hereinafter defined)  who enters into a Lease, Lease renewal, Lease  extension, or Lease expansion with Purchaser within three (3) months after the Closing Date, Purchaser hereby agrees to pay EOPGMC a commission calculated  in  accordance with Schedule 4.8 attached hereto. Seller shall deliver to Purchaser a list of Protected Tenants prior to the Effective Date and an updated list on or before the Closing Date. As  used  herein,  “Protected  Tenant”  shall  mean any tenant (existing or proposed) with whom Seller, EOPGMC, or any employee or affiliate thereof, has engaged in material and substantial  negotiations, as evidenced in writing by a  written letter of intent accepted by both Seller and the Proposed  Tenant,  an  exchange  of  draft documents, or other comparable indicia  that the Protected Tenant is likely to enter into a Lease renewal, Lease  extension, Lease expansion, or a new Lease, as applicable. For each Protected  Tenant, EOPGMC agrees to perform those acts and duties after Closing as Purchaser shall request and as are customarily performed by leasing agents for properties comparable to the Property for similar leasing  transactions in the market in which the Property is located. The provisions of this Section 4.8 shall survive the Closing.

5.             CASUALTY LOSS AND CONDEMNATION.  If, prior to Closing, the Property, or any part thereof shall be condemned, destroyed, or damaged by fire or other casualty, Seller shall promptly so notify Purchaser.  In the event of a Material Loss (as hereinafter defined), Seller and Purchaser each shall have the option to terminate this Agreement by giving notice to the other party within fifteen (15) days of the other party’s request that the option be exercised (but no later than the Closing).  If the condemnation, destruction or damage does not result in a Material Loss, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage.  If the transaction contemplated by this Agreement is consummated, then (i) Purchaser shall be entitled to receive any condemnation proceeds or proceeds of insurance under any policy(ies) of insurance applicable to the destruction or damage of the Property, (ii) Purchaser shall receive a credit against the Purchase Price equal to the amount of any deductible, self-insurance, or co-payment amount under the policy(ies) of insurance applicable to the destruction or damage, and (iii) Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, an assignment of all of Seller’s right, title and interest in and to any claims Seller may have under any such insurance policies and other similar items.  If either party elects to terminate this Agreement in accordance with this Section 5, the Earnest Money shall be returned to Purchaser and this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement except as otherwise provided for in this Agreement.  For purposes of this Section 5, a “Material Loss” means condemnation, damage or destruction that is reasonably estimated to cost or be valued at (as the case may be) more than Five Million and No/100 Dollars ($5,000,000.00) as to the Property or any portion thereof.

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6.             BROKERAGE.  Seller agrees to pay upon Closing (but not otherwise) a brokerage commission due to Cushman and Wakefield for services rendered in connection with the sale and purchase of the Property.  Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim.

7.             DEFAULT AND REMEDIES.

7.1           Purchaser’s Remedies.  Notwithstanding anything to the contrary contained in this Agreement, if Closing does not occur due to a Seller default, then, as Purchaser’s sole and exclusive remedy hereunder and at Purchaser’s option, either (a) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, or (b) upon notice to Seller not more than ten (10) days after Purchaser becomes aware of such failure, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages; provided, however, if Seller’s willful or intentional breach of this Agreement (and Seller’s conveyance of the Property to a third party prior to the termination of this Agreement shall be deemed a willful or intentional breach of this Agreement) is such that specific performance is no longer available as a judicial remedy, then Purchaser may seek any and all other remedies at law or in equity.  Purchaser’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (a) above.

7.2           Seller’s Remedies.  Purchaser and Seller acknowledge that it would be extremely impractical and difficult to ascertain the actual damages which would be suffered by Seller if Purchaser fails to consummate the purchase and sale contemplated herein for any reason other than Seller’s default hereunder in any material respect or the failure of condition precedent to Purchaser’s obligation to close hereunder.  Purchaser and Seller have considered carefully the loss to Seller occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Seller cannot at this time calculate with absolute certainty.  Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the sum of the Earnest Money.  Accordingly, if Purchaser fails to consummate the purchase of the Property in accordance with the terms of this Agreement, then Seller shall have the right, as its sole and exclusive remedy, to retain the Earnest Money as full and complete liquidated damages.

7.3           Post-Closing Remedies.  After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

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8.             CONDITIONS PRECEDENT.

8.1           Intentionally Deleted.

8.2           Estoppel Certificates.  As a condition precedent to Purchaser’s obligation to close hereunder, Purchaser shall have received no later than three (3) business days prior to the Closing Date (the “Estoppel Return Date”) estoppel certificates dated no more than forty-five (45) days prior to the originally scheduled Closing Date (the “Estoppel Certificates”) from (i) each of Docucorp, Piedmont Healthcare, BT Americas, Mann Bracken and Project Time & Cost (the “Major Tenants”) and (ii) tenants occupying not less than seventy-five percent (75%) of the rentable space actually leased as of the Effective Date pursuant to valid and existing Leases (inclusive of the Major Tenants and excluding license agreements) (collectively, the “Required Tenants”) (the Estoppel Certificates to be delivered are collectively referred to as the “Required Estoppel Certificates”). Prior to distributing the estoppel certificates to the tenants, Seller shall submit such estoppel certificates to Purchaser solely for Purchaser’s review of the accuracy of the information inserted by Seller into such estoppel certificates. If Purchaser fails to comment on any of the information inserted into the estoppels certificates prior to the date that is three (3) business days after receipt by Purchaser of such estoppel certificates, then Purchaser shall be deemed to have no comments to such estoppel certificates and Seller shall distribute such estoppel certificates to the tenants for execution. The Estoppel Certificates delivered to the tenants for execution shall be in the form of Exhibit L attached hereto (the “Form Tenant Estoppel Certificate”).  The Estoppel Certificates executed by tenants shall be in substantially the form of the Form Tenant Estoppel Certificate or such other form as is reasonably approved by Purchaser; provided, however, that an Estoppel Certificate executed by a tenant shall not be deemed an unacceptable Estoppel Certificate for purposes of this Section 8.2 if it (a) contains the qualification by the tenant of any statement as being to its knowledge or as being subject to any similar qualification, or (b) does not contain any more information than that which the tenant is required to give in any such certificate pursuant to its Lease or is not certified to any parties to whom such certificate is not required to be certified pursuant to its Lease or is in the form required by such tenant’s Lease.  In the event Seller is unable to provide to Purchaser the Estoppel Certificates for the Required Tenants on or before the Estoppel Return Date, Seller may, at its option, elect to execute and deliver to Purchaser certificates (individually, a “Seller Estoppel Certificate,” and, collectively, the “Seller Estoppel Certificates”), substantially in the same form as the certificate attached hereto as Exhibit M (the “Form Seller Estoppel Certificate”), covering the particular tenants necessary so that Purchaser shall be deemed to have received, on the Estoppel Return Date, Estoppel Certificates and Seller Estoppel Certificates with respect to the Required Tenants. In the event that Seller elects to deliver such Seller Estoppel Certificates, each statement therein shall survive for a period terminating on the earlier to occur of (i) the date on which Purchaser has received an executed Estoppel Certificate signed by the tenant under the Lease in question, or (ii) one hundred eighty (180) days from the Closing Date.  If Purchaser receives an estoppel certificate that contains some but not all of the matters set forth in the Estoppel Certificate (a “Partial Certificate”) and Seller provides a Seller Estoppel Certificate for such tenant, then the Seller Estoppel Certificate may omit matters contained in the Partial Certificate. In the event that Seller

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does not provide to Purchaser either the Estoppel Certificates or Seller Estoppel Certificates for the Required Tenants, either party may, by written notice to the other party given on the Closing Date, extend the Closing Date for fourteen (14) days to allow Seller time to obtain additional Estoppel Certificates. If either party fails to deliver such written notice as described in the preceding sentence, Purchaser shall be deemed to have waived the condition contained in this Section 8.2. If either party elects to extend the Closing Date pursuant to this Section 8.2 and Seller does not provide to Purchaser either the Estoppel Certificates or Seller Estoppel Certificates for the Required Tenants on or before the expiration of the fourteen (14) day extension period, then Purchaser shall, by written notice to Seller given on the date that is the last day of such extended fourteen (14) day period, either (A) elect not to purchase the Property, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement, or (B) elect to purchase the Property notwithstanding Seller’s inability to provide the Required Estoppel Certificates, in which event Purchaser shall be deemed to have waived the condition contained in this Section 8.2. If Purchaser fails to deliver such written notice as described in the preceding sentence, Purchaser shall be deemed to have elected item (A) above. If any Estoppel Certificate contains statements confirming any of Seller’s representations or warranties set forth herein or in a Seller Estoppel Certificate, then Seller shall be deemed not to have made such representations or warranties as to such Lease.  If any Estoppel Certificate or Seller Estoppel Certificate contains statements or allegations that a default or potential default exists on the part of Seller under the Lease in question or contains information inconsistent with any representations of Seller contained in this Agreement or in a Seller Estoppel Certificate and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Estoppel Certificates and/or Seller Estoppel Certificates shall be deemed acceptable for purposes of this Section 8.2, notwithstanding the existence of such allegations, statements or information, and Seller shall have no liability to Purchaser hereunder with respect to the existence of such allegations, statements or information. Notwithstanding the foregoing, Seller shall not have the right to execute and deliver Seller Estoppel Certificates to Purchaser in lieu of Estoppel Certificates from any of the Major Tenants.

8.3           Accuracy of Seller’s Representations and Warranties.  As a condition precedent to Purchaser’s obligation to close hereunder, each of Seller’s representations and warranties set forth in Section 9.1 shall be materially true and correct as of the Closing, as modified by any Pre-Closing Disclosures (as defined in Section 9.2).  Notwithstanding the foregoing, if Seller makes a material Pre-Closing Disclosure to Purchaser (excluding any Pre-Closing Disclosures that result from actions taken by Seller that are permitted under Section 9.3 or otherwise under this Agreement), Purchaser shall have the right to terminate this Agreement and receive the return of the Earnest Money by delivering written notice thereof to Seller on or before the earlier of the Closing, or the fifth (5th) business day after Purchaser receives written notice of such Pre-Closing Disclosure, in which event this Agreement shall terminate and be of no further force or effect, except as may expressly survive termination hereof.  If Purchaser does not terminate this Agreement pursuant to its rights under this Section 8.3, then such

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representations and warranties shall be deemed modified to conform them to the Pre-Closing Disclosure. Nothing in this Section 8.3 shall limit Purchaser’s right to terminate this Agreement as otherwise expressly provided in this Agreement.

8.4           Title Insurance.  As a condition precedent to Purchaser’s obligation to close hereunder, Title Insurer shall be prepared, subject only to the payment of the applicable premium, to issue to Purchaser an Owner’s Policy of Title Insurance insuring title to the Property as vested in Purchaser subject only to the Permitted Exceptions; provided, however, that Purchaser shall be obligated to satisfy all requirements for such issuance reasonably imposed by Title Insurer.

8.5           Board Approval.  As a condition precedent to Seller’s obligation to close hereunder, the Board of Trustees, Executive Committee of the Board of Trustees, or another committee of Equity Office Properties Trust (an affiliate of Seller) shall have approved the transactions contemplated herein (“Board Approval”).  In the event Seller notifies Purchaser in writing by the Closing Date that such approval has not been obtained, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except (i) those that expressly survive a termination of this Agreement as provided herein, and (ii) Seller shall return and/or cause to be returned to Purchaser the Earnest Money, in which event Seller shall have no further obligation to Purchaser, and this Agreement shall terminate and be of no further force or effect except as to those provisions that expressly survive termination. Notwithstanding the foregoing, if Seller notifies Purchaser after the Effective Date but before the Closing Date that such Board Approval has not been obtained, Seller will reimburse Purchaser for its reasonable, documented and actual out-of-pocket due diligence costs (including reasonable attorney’s fees) in an amount not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00).

8.6           Declaration.  Prior to or on the Closing Date, Seller shall execute and cause the Title Company to record in the appropriate county, the Declaration of Covenants, Conditions, Restrictions and Easements in substantially the form attached hereto and incorporated herein as Exhibit R (the “Declaration”).

8.7           Subdivision.  As a condition precedent to Seller’s obligation to close hereunder, Seller shall have completed the subdivision of the larger tract, of which the Real Property is a part, and shall have obtained the approval of said subdivision by all applicable governmental authorities. Seller agrees to use commercially reasonable efforts to proceed in good faith to complete the subdivision and to obtain all required approvals. In the event Seller notifies Purchaser in writing at least five (5) days prior to the Closing Date that such subdivision has not been completed and/or that the approvals thereof have not been obtained (“Seller’s Subdivision Notice”), either Party shall have the right to extend the Closing Date for an additional period of up to sixty (60) days (the “Subdivision Extension Period”) to allow Seller additional time to complete the subdivision and/or obtain the approvals by giving the other party written notice of its election to extend the Closing Date within two (2) business days after receipt of Seller’s Subdivision Notice (the “Extension Notice”).  If either: (i) Seller does not elect to extend the Closing Date pursuant to this Section 8.7 and Purchaser fails to deliver the Extension

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Notice within such two (2) business day period, or (ii) the Subdivision Extension Period expires without the subdivision having been completed and/or approvals received, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except (i) those that expressly survive a termination of this Agreement as provided herein, and (ii) Seller shall return and/or cause to be returned to Purchaser the Earnest Money, in which event Seller shall have no further obligation to Purchaser, and this Agreement shall terminate and be of no further force or effect except as to those provisions that expressly survive termination.

8.8           Intentionally Deleted.

8.9           Master Lease.  At Closing, Seller and Purchaser shall enter into a master lease agreement in substantially the form attached hereto and incorporated herein as Exhibit S (the “Master Lease”).  At Closing, in connection with Seller’s rent payments under the Master Lease, Seller shall deposit $1,390,000.00 of the proceeds from the sale of the Property into an escrow account with Escrow Agent pursuant to the terms and conditions of the Holdback Agreement attached hereto and incorporated herein as Exhibit T (the “Holdback Agreement”).  At Closing, the parties shall execute and deposit with the Escrow Agent the Holdback Agreement.

9.             REPRESENTATIONS, WARRANTIES AND COVENANTS.

9.1           Seller’s Representations and Warranties.  Subject to Section 9.5, Seller hereby represents and warrants to Purchaser as to the following matters, as of the date of this Agreement:

9.1.1        Organization and Authority.  Seller is duly organized and in good standing under the laws of the state of its organization.  Subject to obtaining Board Approval, Seller has the power and authority under its organizational documents to sell, transfer, convey and deliver the Property to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained.

9.1.2        No Conflict.  Subject to obtaining Board Approval, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Seller’s respective organizational documents.

9.1.3        Condemnation.  Seller has not received from any governmental authority any written notice of any condemnation of the Property or any part thereof.

9.1.4        Litigation.  Except as set forth on Exhibit N attached hereto, Seller has not been served with any material litigation which is still pending against Seller with respect to its ownership or operation of the Property.

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9.1.5        Delivery of Written Materials.  (i) All Leases and Service Contracts which Seller has delivered or shall deliver to Purchaser pursuant to this Agreement are and shall be complete copies of the same in Seller’s possession in all material respects, (ii) to Seller’s Knowledge, and except as set forth in the Estoppel Certificates, each of the Leases listed on the list of Leases attached hereto as Exhibit O is in full force and effect in all material respects according to the terms set forth therein, (iii) to Seller’s Knowledge, the list of Service Contracts attached hereto as Exhibit C is true, correct and complete as of the Effective Date, (iv) the list of Leases attached hereto as Exhibit O is true, correct and complete as of the Effective Date, (v) the Leases listed on the list of Leases attached hereto as Exhibit O have not been amended or altered, in writing or otherwise except as set forth on Exhibit O, (vi) to Seller’s Knowledge, no tenant under any of the Leases is in default under its Lease in any material respect (beyond any applicable grace or cure period), and there are no rent delinquencies of more than thirty (30) days, and (vii) to Seller’s Knowledge, no tenant has provided to Landlord a letter of credit securing such tenant’s obligations under its Lease.

9.1.6        Brokerage Agreements.  To Seller’s Knowledge, there are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amount for leasing activities with respect to the Property except as set forth in Leases or on Exhibit P.

9.1.7        Environmental.  To Seller’s Knowledge, except as disclosed in the environmental reports listed on Exhibit Q, there have been no releases of hazardous substances or hazardous materials on the Property in violation of applicable environmental laws.

9.1.8        Condition of the Property.  Within the one (1) year period prior to the date of this Agreement, Seller has not received written notice from any governmental authority having jurisdiction over the property of any violation of any applicable law, rule, regulation or code of any such governmental authority, which has not been cured or remedied.

9.1.9        No Employees.  There are no persons now employed by Seller, an affiliate of Seller, or a property manager of the Property who Purchaser will be obligated to hire or retain at or after Closing.

9.1.10      Certificates of Occupancy.  Seller has not received written notice of any actual cancellation or suspension, or pending proceedings to cancel or suspend, any certificates of occupancy for any portion of the Real Property.

9.1.11      No Bankruptcy  Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially

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all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

9.1.12      Executive Order.

(a)           Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b)           Neither Seller nor any beneficial owner of Seller:

(i)            is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
(ii)           is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or
(iii)          is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(c)           Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Contract without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller.  In such event the Earnest Money shall be returned to Purchaser.

The terms “Governmental Authority” and “Governmental Authorities” mean the United States of America, the State, the county and city where the Property is located, and any other political subdivision in which the Property is located or that exercises jurisdiction over the Property, and any agency, department, commission, board, bureau, property owners association, utility district, flood control district, improvement district, or similar district, or other instrumentality of any of them.

When used in this Agreement, the term “Seller’s Knowledge” shall mean and be limited to the actual (and not constructive) knowledge of Megan McCann,

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Vice President – Investments, with primary responsibility for the disposition of the Property, Donald Huffner, Senior Vice President – Atlanta Region, with primary operational responsibility for all real estate assets (including the Property) owned or controlled by EOP Operating Limited Partnership in the Atlanta region, and John Sullivan, Vice-President, Atlanta region, in each case without inquiry or any imputed or constructive knowledge.

9.2           Representations Remade.  As of Closing, Seller shall be deemed to remake and restate the representations set forth in Section 9.1, except that the representations shall be updated by delivering written notice to Purchaser in order to reflect any fact, matter or circumstance which Seller’s representatives become aware of that would make any of Seller’s representations or warranties contained herein untrue or incorrect (any such disclosure being referred to as a “Pre-Closing Disclosure”).

9.3           Covenants.  Seller hereby covenants and agrees with Purchaser as to the following matters.

9.3.1        New Leases.  For purposes of this Agreement, any Lease entered into after February 27, 2006 and any modification, amendment, restatement or renewal of any existing Lease entered into after such date, shall be referred to as a “New Lease”.  Following the Effective Date, Seller shall not enter into any New Lease (other than an amendment, restatement, modification or renewal of any existing Lease pursuant to a right granted the tenant under such existing Lease) without Purchaser’s prior written consent, which will not be unreasonably withheld or delayed.  If Purchaser does not respond in writing to Seller’s request for approval or disapproval of a New Lease within five (5) business days after Purchaser’s receipt of Seller’s request, Purchaser shall be conclusively deemed to have approved of such New Lease.

9.3.2        Service Contracts.  After the Effective Date, Seller shall not enter into any new Service Contracts, or cancel, materially modify or renew any existing Service Contracts, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, unless such new Service Contracts are cancelable by Seller upon thirty (30) days’ notice without penalty or the payment of a termination fee.  If Purchaser fails to respond to Seller’s request for consent with respect to any such action within five (5) business days after receipt of Seller’s request, such consent shall be deemed given.  Upon the written request of Purchaser delivered prior to 5:00 p.m. (CST) on March 17, 2006, Seller shall deliver to vendors under Service Contracts specified by Purchaser, on or before the Closing Date, notices of termination of such Service Contracts terminating such Service Contracts in accordance with the terms thereof at no cost to Seller (it being understood and agreed that such Service Contracts shall remain in full force and effect with respect to the Property if the termination does not occur on the Closing Date, and that Purchaser shall assume the obligations of Seller thereunder in accordance with the terms of this Agreement, from the Closing Date until such date as such termination is effectuated in accordance with the terms of the applicable Service Contracts); provided that Seller shall cooperate

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with Purchaser in good faith to effectuate the termination of such Service Contracts as soon as practicable after Closing, and provided that those contracts designated as “National” or “Regional” service contracts on Exhibit C shall not be assigned to Purchaser.

9.3.3        Operations.  After the Effective Date, Seller shall operate the Property in the normal course of Seller’s business and maintain the Property in the same condition as of the date of this Agreement, ordinary wear and tear excepted, and subject to Section 5 and Section 8.7.  Notwithstanding anything in the preceding sentence to the contrary, in no event shall Seller be required to make any capital repairs, replacements or improvements to the Property except as may be required by the Leases. None of the Tangible Personal Property shall be removed from the Property, unless replaced by personal property of equal or greater utility and value.

9.3.4        Other Agreements.  After the Effective Date, and except as required by law or by any of the Permitted Exceptions or as otherwise permitted under this Agreement, Seller shall not become party to agreements granting an easement, right-of-way or license on, under or about the Property, or granting an encumbrance on the Property that shall survive the Closing, and Seller shall not become party to any agreements granting easements, rights-of-way or licenses in favor of the Property or otherwise encumber, or grant interests in, the Property.

9.3.5        Notice of Litigation.  Seller shall promptly advise Purchaser of any written notice of litigation received by Seller that will materially and negatively affect the ownership or operation of the Property.

9.3.6        Purchaser’s Audit.  Purchaser has advised Seller that Purchaser must cause Purchaser has advised Seller that Purchaser must cause to be prepared audited financial statements for the calendar year 2005 and the partial calendar year 2006 (from January 1 up to the Closing Date) (the “Covered Audit Period”) in respect to the Property in compliance with certain laws and regulations, including without limitation, Securities and Exchange Commission Regulation S, X and Rule 3-14.  Seller agrees to use reasonable efforts to cooperate with Purchaser’s auditors in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive Closing). Without limiting the generality of the preceding sentence, (i) Seller shall during normal business hours and upon Purchaser’s prior written request allow Purchaser’s auditors reasonable access to such books and records maintained by Seller (and Seller’s manager of the Property) in respect to the Property and pertaining to the Covered Audit Period as necessary to prepare such audited financial statements; (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as is reasonably requested by Purchaser and required for Purchaser’s auditors to prepare audited financial statements, and  (iii) to the extent under Seller’s employ and control, Seller will upon Purchaser’s written request make available for interview by Buyer and Buyer’s auditors the manager of the Property or other agents or representatives of Seller responsible

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for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property.  Notwithstanding anything contained in this Section 9.3.6 to the contrary, in no event shall Seller be obligated to (i) make and/or obtain from Seller (or an affiliate of Seller or any of Seller’s or its affiliates’ auditors) any representations or certificates regarding such financial information, or (ii) disclose any confidential or non-public financial information with respect to any affiliate of Seller or any property of any such affiliate.

If Seller fails to perform any of the covenants contained in this Section 9.3 hereof and either Purchaser receives written notice thereof from Seller pursuant to the notice provisions hereof prior to Closing or Purchaser shall have actual knowledge of a default by Seller under this Section 9.3 prior to Closing, Purchaser shall have the rights and remedies available to Purchaser under Section 7.1 hereof, and if Purchaser elects to close and consummate the transaction contemplated by this Agreement in lieu of exercising its rights and remedies under Section 7.1 hereof, then such default by Seller shall be deemed to be waived by Purchaser at the Closing, and to the extent such default by Seller is the entering into by Seller of New Lease(s), new Service Contracts or any other agreements in violation of Section 9.3.1, Section 9.3.2, or Section 9.3.4 hereof, Purchaser shall at Closing accept an assignment of Seller’s rights thereunder and assume the obligations of Seller thereunder arising or accruing after the Closing Date.

9.4           Purchaser’s Representations and Warranties.  Subject to Section 9.5, Purchaser represents and warrants that:

9.4.1        ERISA.  Purchaser’s rights under this Agreement, the assets it shall use to acquire the Property and, upon its acquisition by Purchaser, the Property itself, do not and shall not constitute plan assets within the meaning of 29 C.F.R. §2510.3-101 as of the Closing.

9.4.2        Organization and Authority.  Purchaser is duly organized and in good standing under the laws of the state of its organization.  Purchaser has the power and authority under its organizational documents to perform its obligations hereunder, and all action and approvals required thereunder have been duly taken and obtained.

9.4.3        No Conflict.  The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Purchaser’s organizational documents.

9.4.4        No Bankruptcy  Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (e) admitted in

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writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

9.4.5        Executive Order.

(a)           Purchaser is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b)           Neither Purchaser nor any beneficial owner of Purchaser:

(i)            is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
(ii)           is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or
(iii)          is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(c)           Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Contract without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser.  In such event the Earnest Money shall be returned to Purchaser.

The terms “Governmental Authority” and “Governmental Authorities” mean the United States of America, the State, the county and city where the Property is located, and any other political subdivision in which the Property is located or that exercises jurisdiction over the Property, and any agency, department, commission, board, bureau, property owners association, utility district, flood control district, improvement district, or similar district, or other instrumentality of any of them.

9.5           Survival.  Purchaser’s right to enforce the representations and warranties set forth in Section 9.1, subject to modifications thereto as a result of any Pre-Closing

21

Disclosure, shall survive the Closing, but only as to claims that Purchaser (i) delivers written notice of to Seller within one (1) year after Closing (or such shorter period of time to the extent Purchaser receives an Estoppel Certificate which obviates any or all of Seller’s representations and/or warranties with respect to any Lease in accordance with Section 8.2) and (ii) brings suit thereon within thirty (30) days after the expiration of such three hundred sixty (360) day period, and not otherwise.  Seller’s right to enforce the representations and warranties set forth in Section 9.4 shall survive the Closing, provided Subsections 9.4.2 and 9.4.3 shall only survive the Closing as to claims of which Seller notifies Purchaser in writing within one (1) year after Closing, and not otherwise.

10.           LIMITATION OF LIABILITY.  Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), then (i) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed Three Million Dollars ($3,000,000.00) in the aggregate (the “Liability Limitation”) and (ii) no claim by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith) may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser against Seller alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith), is for an aggregate amount in excess of One Hundred Fifty Thousand Dollars ($150,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (i); provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto.  No constituent partner or member in or agent of Seller, nor any advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner or member in Seller or an agent of Seller (including, but not limited to, EOP Operating Limited Partnership, Equity Office Properties Trust, and Equity Office Management, L.L.C.) (“Seller’s Affiliates”) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner or member in Seller, nor any obligation of any constituent partner or member in any entity owning an interest (directly or indirectly) in Seller to restore a negative capital account or to contribute capital to Seller (or any entity owning an interest, directly or indirectly, in any other constituent partner or member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other partner or member (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of such party’s obligations to restore or

22

contribute).  The provisions of this Section 10 shall survive the Closing and any termination of this Agreement.

11.           MISCELLANEOUS.

11.1         Entire Agreement.  All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.  Purchaser acknowledges that it has inspected or will inspect the Property and that it accepts the same in its “as is” condition subject to use, ordinary wear and tear and natural deterioration.  Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

11.2         Assignment.  Except as provided in Section 11.12, neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without Seller’s consent; provided, however, that no such consent shall be required with respect to Purchaser’s assignment to an entity that (i) is wholly owned, directly or indirectly, by Purchaser, (ii) any partnership in which Purchaser or an affiliate of Purchaser is the general partner; (iii) any fund or entity sponsored by Purchaser; or (iv) such assignee delivers, on or before the date that is three (3) business days before the Closing Date, to Seller a duly executed assumption of all of the duties and obligations of Purchaser by the proposed assignee (including an express statement of the assumption of the representations and warranties in Section 9.4.5); and provided further that upon any such assignment permitted hereunder, Purchaser shall remain liable to Seller for the performance of the obligations of “Purchaser” hereunder.  Seller may assign or otherwise transfer its interest under this Agreement to an affiliate of Seller or EOP Operating Limited Partnership.  As used in this Agreement, the term “Seller” shall be deemed to include any assignee or other transferee of any Seller.  Upon any such transfer by a Seller, such Seller shall be relieved of any subsequently accruing liability under this Agreement.  Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

11.3         Modifications.  This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

11.4         Time of Essence.  Time is of the essence of this Agreement.  In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

11.5         Governing Law.  This Agreement shall be governed and interpreted in accordance with the laws of the state in which the Property is located.

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11.6         Notices.  All notices, requests, demands, or other communications required or permitted under this Agreement (collectively, “Notices”) shall be in writing and delivered (a) personally, (b) by certified mail, return receipt requested and postage prepaid, (c) by facsimile transmission with written evidence confirming receipt, or (d) by overnight courier (such as UPS, FedEx, or Emory) to the addresses set forth in this Section 11.6.  All notices given in accordance with the terms hereof shall be deemed given when received or upon refusal of delivery.  Either party hereto may change the address for receiving notices, requests, demands, or other communication by notice sent in accordance with the terms of this Section 11.6.

If to Seller:	GA-PACES, L.L.C.
% Equity Office Management, L.L.C.
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
	Attention:	Megan McCann
	Telephone:	312/466-3455
	Facsimile:	312/930-8487

with a copy to:	GA-Paces, L.L.C.
% Equity Office Management, L.L.C.
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
	Attention:	Alec L. Rubenstein, Esq.
	Telephone:	312/466-3569
	Facsimile:	312/279-9882

and to:	DLA Piper Rudnick Gray Cary US LLP
203 North LaSalle Street
Suite 1900
Chicago, Illinois 60601
	Attention:	Ross Green, Esq.
	Telephone:	312/368-2132
	Facsimile:	312/630-5307

If to Purchaser:	Harvard Property Trust, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
	Attention:	Jon Dooley
	Telephone:	214/655-1600
	Facsimile:	214/655-1610

with a copy to:	Powell & Coleman, L.L.P.
8080 North Central Expressway, Suite 1380
Dallas, Texas 75206
	Attention:	Lester Baum, Esq.
	Telephone:	214/890-7117
	Facsimile:	214/373-8768

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11.7         “AS IS” SALE.  ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.1, TO TAKE THE PROPERTY “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (COLLECTIVELY, THE “DISCLOSURES”) PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER OR ANY OF SELLER’S AFFILIATES CONCERNING THE CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES.  PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY.  PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9.1, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 (“CERCLA”), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER.  PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR SELLER’S AFFILIATES BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE

25

EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY, OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY.  THE PROVISIONS OF THIS SECTION 11.7 SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO.  UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AFFILIATES) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AFFILIATES) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

11.8         Trial by Jury; Rescission.  In any lawsuit or other proceeding initiated by either party under or with respect to this Agreement, each of Seller and Purchaser waives any right it may have to a trial by jury.  Also, Purchaser waives any right to seek rescission of the transaction provided for in this Agreement.

11.9         Confidentiality.  Except as may be required by law, without the prior written consent of Seller, and unless the Closing occurs, Purchaser shall not: (i) disclose to any third party the existence of this Agreement, any term or condition thereof, or the results of any inspections or studies undertaken in connection herewith; (ii) make any public pronouncements or issue any press releases (subject to the terms of Section 11.13); or (iii) otherwise furnish the Information (as hereinafter defined), any information

26

regarding this Agreement, or the transactions contemplated hereby to any third party; provided, however, that the foregoing shall not be construed to prevent Purchaser from making (without the consent of, but upon notice to, the other party) any disclosure required by any applicable law or regulation or judicial process. In addition, the foregoing restriction shall not apply (a) to the extent that such information has been disclosed publicly prior to the date of this Agreement or is disclosed publicly after the date of this Agreement without a breach of this Agreement by Purchaser or Purchaser’s Representatives; (b) to the extent as may be recommended by Purchaser’s legal counsel in order to comply with all financial reporting, securities laws and other legal requirements applicable to Purchaser, including any required disclosures to the Securities and Exchange Commission and any required disclosures to the IRS of the tax treatment and tax structures of this transaction; and (c) where such information is already known to Purchaser or any of Purchaser’s Representatives before delivery of such information by Seller, or becomes available to Purchaser or Purchaser’s Representatives from a source other than Seller so long as such source was not subject to any prohibition against transmitting the information to Purchaser or Purchaser’s Representatives. For purposes hereof, “Information” shall mean and shall be deemed to include, without limitation, the following written or oral information provided by or on behalf of Seller to Purchaser, its agents, advisors, employees, representatives, consultants or lenders (collectively, “Purchaser’s Representatives”) either prior to or following the Effective Date: (i) all documentation and/or information described in or relating to Section 1 of this Agreement, including, without limitation, Leases, Tangible Personal Property, Service Contracts, and all other information regarding the operation, ownership, maintenance, management, or occupancy of the Property; (ii) the Survey; and (iii) any reports, tests, or studies (together with the results of such studies and tests obtained or provided by, or on behalf of, Seller).

Notwithstanding the foregoing, Seller’s delivery and Purchaser’s use of the Information are subject to the following terms: Purchaser shall (i) accept and hold all Information in strict confidence in accordance with the terms of this Agreement; (ii) not copy, reproduce, distribute or disclose the Information to any third party other than Purchaser’s Representatives, except as permitted in the preceding paragraph; (iii) not use the Information for any purpose other than in connection with the transactions contemplated hereunder; and (iv) not use the Information in any manner detrimental to Seller or the Property.  Purchaser agrees to transmit the Information only to those Purchaser’s Representatives who are actively and directly participating in the evaluation of the acquisition of the Property, who are informed of and who have agreed to comply with the terms of this Section 11.9 of this Agreement and who are instructed not to make use of the Information in a manner inconsistent herewith.  Purchaser shall be responsible for any breach of the terms of this Agreement by Purchaser’ Representatives or any other person to whom the Information is communicated. Purchaser agrees to indemnify, defend and hold Seller, its members, officers, directors, shareholders, partners, employees, beneficiaries, trustees, agents and representatives harmless against all losses, claims, suits, damages and liabilities resulting from Purchaser’s breach of this Section 11.9, as well as any breach thereof by Purchaser’s Representatives, which indemnification shall survive the Closing or termination of this Agreement.

27

11.10       Reports.  If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller’s written request and payment of one half of the cost thereof, assign and transfer (to the extent assignable) to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

11.11       Reporting Person.  Seller and Purchaser hereby designate Escrow Agent to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions closed on or after January 1, 1991.  In this regard, Seller and Purchaser each agree to execute at Closing, and to cause Escrow Agent to execute at Closing, a Designation Agreement, designating Escrow Agent as the reporting person with respect to the transaction contemplated by this Agreement.

11.12       Section 1031 Exchange.  Either party may structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party’s sole cost and expense.  The other party shall reasonably cooperate therein, provided that such other party shall incur no material costs, expenses or liabilities in connection with the exchanging party’s exchange.  If either party uses a qualified intermediary to effectuate an exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party.  The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property.  The provisions of this Section 11.12 shall survive the Closing.

11.13       Press Releases.  Notwithstanding anything to the contrary contained herein, upon or after the Closing, Seller and Purchaser may each issue a press release disclosing the sale of the Property (including the identity of the parties, a description of the Property, the Purchase Price (but no other economic terms), and the Closing Date), but otherwise the parties hereto shall not issue any press releases with respect to the transactions contemplated hereby or consummated in accordance with the terms hereof except upon the mutual agreement of the parties as to the form and content of such press release (with consent not to be unreasonably withheld, conditioned, or delayed by either party).  Notwithstanding anything to the contrary contained herein, Seller may also make disclosures in accordance with, or as required by, the disclosure requirements applicable to Equity Office Properties Trust (the “Trust”), which is an indirect parent of Seller, or its affiliates, due to the Trust’s status as a publicly-held company listed on the New York Stock Exchange or any other securities exchange (an “Exchange”) (including, but not limited to, any disclosures in accordance with, or as required by, the rules of, or any listing agreement with, an Exchange).

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11.14       Counterparts.  This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

11.15       Construction.  This Agreement shall not be construed more strictly against Seller merely by virtue of the fact that the same has been prepared by Seller or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.

11.16       Attorneys’ Fees.  In the event of litigation between the parties with respect to this Agreement or the transaction contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party all of its costs of enforcement and litigation, including, but not limited to, its reasonable attorneys’ and paralegal fees, witness fees, court reporters’ fees and other costs of suit.

[signature page follows next]

29

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

SELLER:	GA-PACES, L.L.C., a Delaware limited liability
company

	By:	Equity Office Management, L.L.C., a
Delaware limited liability company, its non-
member manager

By:
Name:
Its:

PURCHASER:	HARVARD PROPERTY TRUST, LLC, a
Delaware limited liability company

By:
Name:
Title:

30

LIST OF SCHEDULES AND EXHIBITS

Schedule 4.8    Leasing Commissions

A	Legal Description
B	List of Tangible Personal Property
C	List of Service Contracts
D	Escrow Agreement
E	Permitted Exceptions
F	Exceptions to Deed
G	Bill of Sale and Assignment
H	Notice to Tenants
I	Notice to Vendors
J	Non-Foreign Affidavit
K	Tenant Inducements
L	Form Tenant Estoppel Certificate
M	Form Seller Estoppel Certificate
N	Litigation Matters
O	List of Leases
P	List of Brokerage Agreements and Leasing Commission Agreements
Q	List of Environmental Reports
R	Declaration
S	Master Lease
T	Holdback Agreement

31

SCHEDULE 4.8

LEASING COMMISSIONS
One Paces West and Two Paces West, Atlanta, Georgia

ONE PACES WEST

NONE.

TWO PACES WEST

NONE.

S4.8-1

EXHIBIT A

LEGAL DESCRIPTION
One Paces West and Two Paces West, Atlanta, Georgia

LEGAL DESCRIPTION

ALL THAT TRACT OR PARCEL OF LAND LYING AND BEING IN LAND LOT 895 OF THE 17TH DISTRICT AND 2ND SECTION OF COBB COUNTY, GEORGIA AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A ½ INCH REBAR SET AT THE INTERSECTION FORMED BY THE INTERSECTION BY THE NORTHERLY RIGHT OF WAY OF PACES FERRY ROAD (R/W VARIES) AND THE WEST LINE OF LAND LOT 885; THENCE NORTH 03 DEGREES 34 MINUTES 25 SECONDS EAST A DISTANCE OF 568.74 FEET TO A ½ INCH REBAR SET; THENCE NORTH 89 DEGREES 35 MINUTES 27 SECONDS EAST A DISTANCE OF 561.35 FEET TO A ½ INCH REBAR SET; THENCE SOUTH 00 DEGREES 31 MINUTES 05 SECONDS EAST A DISTANCE OF 282.88 FEET TO A POINT; THENCE SOUTH 89 DEGREES 31 MINUTES 49 SECONDS EAST A DISTANCE OF 9.99 FEET TO A POINT; THENCE SOUTH 00 DEGREES 22 MINUTES 54 SECONDS EAST A DISTANCE OF 62.64 FEET TO A POINT; THENCE SOUTH 53 DEGREES 04 MINUTES 25 SECONDS EAST A DISTANCE OF 181.66 FEET TO A ½ INCH REBAR SET; THENCE SOUTH 03 DEGREES 03 MINUTES 51 SECONDS EAST A DISTANCE OF 134.96 FEET TO A POINT ON THE NORTHERLY RIGHT OF WAY OF PACES FERRY ROAD (R/W VARIES); THENCE ALONG THE NORTHERLY RIGHT OF WAY OF PACES FERRY ROAD SOUTH 87 DEGREES 00 MINUTES 07 SECONDS WEST A DISTANCE OF 78.81 FEET TO A ½ INCH REBAR SET; THENCE CONTINUING ALONG SAID RIGHT OF WAY SOUTH 85 DEGREES 57 MINUTES 25 SECONDS WEST A DISTANCE OF 127.40 FEET TO A ½ INCH REBAR SET; THENCE LEAVING SAID RIGHT OF WAY AND RUNNING NORTH 12 DEGREES 13 MINUTES 17 SECONDS WEST A DISTANCE OF 178.56 FEET TO A 3/4 INCH OPEN TOP PIPE FOUND; THENCE NORTH 52 DEGREES 53 MINUTES 41 SECONDS WEST A DISTANCE OF 123.74 FEET TO A 3/4 INCH OPEN TOP PIPE FOUND; THENCE SOUTH 77 DEGREES 49 MINUTES 30 SECONDS WEST A DISTANCE OF 50.01 FEET TO A ½ INCH REBAR SET; THENCE SOUTH 12 DEGREES 47 MINUTES 41 SECONDS EAST A DISTANCE OF 58.58 FEET TO A ½ INCH REBAR FOUND; THENCE SOUTH 01 DEGREES 38 MINUTES 46 SECONDS EAST A DISTANCE OF 173.22 FEET TO A ½ INCH REBAR SET ON THE NORTHERLY RIGHT OF WAY OF PACES FERRY ROAD (R/W VARIES); THENCE ALONG SAID RIGHT OF WAY AND FOLLOWING THE ARC OF A CURVE TO THE RIGHT A DISTANCE OF 294.01 FEET, SAID ARC HAVING A RADIUS OF 1517.58 FEET AND BEING SUBTENDED BY A CHORD BEARING OF NORTH 85 DEGREES 04 MINUTES 15 SECONDS WEST AND CORD DISTANCE OF 293.55 FEET TO A ½ INCH REBAR SET, THENCE CONTINUING ALONG SAID RIGHT OF WAY NORTH 79 DEGREES 33 MINUTES 14 SECONDS WEST A DISTANCE OF 86.50 FEET TO A ½ INCH REBAR SET AT THE INTERSECTION OF SAID NORTHERLY RIGHT OF WAY AND THE WESTERLY LINE OF LAND LOT 885 AND THE POINT OF BEGINNING.

SAID TRACT OR PARCEL CONTAINING 7.949 ACRES OF LAND.

A-1-1

EXHIBIT B

LIST OF TANGIBLE PERSONAL PROPERTY
One Paces West and Two Paces West, Atlanta, Georgia

NUMBER:	ITEM DESCRIPTION:	AREA:

1	Table Lamp - Green Oriental Design	Reception
1	Round End Table	Reception
1	Small Loveseat - Gray and two pillows	Reception
1	Picture in Black Frame of Paces West	Reception
2	Pictures in Metal Frames of Paces West	Reception
1	Built-in Reception Desk/Counter - Pink	Reception
1	Typing Table - Wood	Reception
1	Brass Plant Container with 7 ft. Corn Tree Plant	Reception
1	Gray upholstered - office chair - on rollers and has arms	Reception
1	Plastic Floor Mat under chair	Reception
2	3-Drawer File Cabinets under counter - Black	Reception
1	Dell Monitor - Security System	Reception
1	Keyboard for Security System	Reception
1	Impaq - Micro CPU unit - Security System	Reception
1	APC Back Ups CS 500	Reception
1	Hewlett Packard Desk Top Printer for Security System	Reception
1	Astron Base Unit for Radios	Reception
1	Motorola CM300 Radio Unit for Paces West	Reception

1	Conference Table	Conference Room
6	Conference room table chairs	Conference Room
1	Large Wood Credenza with black marble top - 12’ 8” 4-Doors	Conference Room
1	Small Wood End Table	Conference Room
1	Polycom Conference Phone Set Up - Phone and Wiring	Conference Room
2	Pictures - a Set - Metal Frames Blue/Gray Abstract	Conference Room
1	Black Vase with large flora display	Conference Room
1	Floor Plan Board - 5th Floor	Conference Room

NUMBER:	ITEM DESCRIPTION:	AREA:

1	Desk - Dark Wood	First Office
1	Bookcase - Dark Wood - 4 shelves	First Office
1	Credenza - 4-drawer - Dark Wood	First Office
1	Radio - Hand Held and Charger	First Office

1	Gray - upholstered chair - rollers and has arms	First Office
1	Plastic Floor Mat under chair	First Office
1	Table unit with curved side corner - Dark Wood	First Office
1	Monitor - 4-camera screen - for Security System	First Office
1	TimeLaspe VCR - for Security System	First Office
1	MV45 Multivision Processor - Tape Player for Security System	First Office
1	Maroon upholstered chair with arms	First Office
1	Gray striped chair with arms	First Office
2	Quartet - Metal Sign Stands	First Office
1	Picture - Abstract - Dark Wood Frame	First Office

1	2-drawer Gray Filing Cabinet	Area Behind Reception
1	Hewlett Packard Printer - 4050N	Area Behind Reception
2	4-Drawer Tan Filing Cabinets	Area Behind Reception
1	Letter Holder - 3-tier - Black	Area Behind Reception
1	Fellows Paper Shredder - Black	Area Behind Reception
1	Typing Table - Dark Wood	Area Behind Reception

1	Brass Plant Container with 5 ft. Tree	Dena Rodrigues Office
1	Large Executive Desk - Dark Wood	Dena Rodrigues Office
1	Tall-back Black Leather Executive Chair	Dena Rodrigues Office
2	Gray Upholstered Guest Chairs	Dena Rodrigues Office
3	Maroon Upholstered Guest Chairs	Dena Rodrigues Office
1	Round Table with 4-footed pedestal - 48” round	Dena Rodrigues Office
2	Tin Plant Holders with artificial plants	Dena Rodrigues Office
1	Radio (Hand Held) and Charger	Dena Rodrigues Office
1	Waste Basket - Black	Dena Rodrigues Office
1	Bookcase - 3-shelves; 2-doors - Dark Wood	Dena Rodrigues Office
1	Built-in Bookcase/Shelves/Drawers Unit - Dark Wood	Dena Rodrigues Office

NUMBER:	ITEM DESCRIPTION:	AREA:

1	Desk - Dark Wood	Rebecca Armstrong’s Office
1	Tall-back Leather Executive Chair - Black	Rebecca Armstrong’s Office
1	Credenza - Dark Wood	Rebecca Armstrong’s Office
2	Short Guest Chairs - Black Leather	Rebecca Armstrong’s Office
1	Bookcase - 3-shelves; 2-doors - Dark Wood	Rebecca Armstrong’s Office
1	Radio (Hand Held) and Charger	Rebecca Armstrong’s Office

1	Brass Plant Container with Tree Plant	Rebecca Armstrong’s Office
1	Picture	Rebecca Armstrong’s Office
1	White Board with Markers	Rebecca Armstrong’s Office
1	Plastic Floor Mat - under chair	Rebecca Armstrong’s Office
1	Cork Board	Rebecca Armstrong’s Office

1	2-Door Filing Cabinet - Gray Metal	Copy Room
1	Hewlett Packard Printer - 4000N	Copy Room
1	4-Drawer Filing Cabinet - Tan Metal	Copy Room
1	2-Shelf Stand on Roller Wheels - Dark Wood	Copy Room
1	Fax Machine - Panafax UF-560	Copy Room
3	Radios - Hand Held with Chargers	Copy Room
1	Shelf - Blond Wood mounted by standards	Copy Room

1	Kitchen Table and 4 chairs - Set - Black Metal	Breakroom
1	Refrigerator	Breakroom
1	Dishwasher	Breakroom
1	Black & Decker - Toast-R-Oven - White	Breakroom
1	GE - Microwave Oven - White	Breakroom
1	Hot Water Heater - under sink	Breakroom
1	Cork Board	Breakroom
1	Picasso - Print in Black Frame	Breakroom
1	Water Cooler	Breakroom
1	Fire Extinguisher	Breakroom

1	Desk with left turn extension - Dark Wood	Debbie Warren’s Office
1	2-Drawer Metal File Cabinet - Gray	Debbie Warren’s Office
4	Maroon upholstered guest chairs with arms	Debbie Warren’s Office
1	Tall Bookcase with 5 shelves - Dark Wood	Debbie Warren’s Office
1	5-Drawer Filing Cabinet - Tan	Debbie Warren’s Office
1	Tall-back Leather Executive Chair - Black	Debbie Warren’s Office
1	Large Paper Cutter - Boston 2624	Debbie Warren’s Office

NUMBER:	ITEM DESCRIPTION:	AREA:

1	Maroon Upholstered Chair with arms	Indented Area
1	Blue upholstered Desk Chair with Rollers and Arms	Indented Area
1	Smith-Corona PWP 50D Personal Word Processor	Indented Area

1	Sharp 24” TV - Black - Control	Supply Area

1	Sharp VCR and Control	Supply Area
1	Large - TV Cart - Black	Supply Area
1	Tall Bookcase - 4 Shelves - Dark Wood	Supply Area
1	4-Drawer Tan Filing Cabinet - Metal	Supply Area
1	Tripod - Paper Easel - Black	Supply Area
1	Gold - upholstered Chair	Supply Area
1	2-Drawer Filing Cabinet - 36” - Dark Wood	Supply Area
1	3M 9200 Projector	Supply Area
1	ID - Badge - Camera	Supply Area
3	Pictures - Rose Color Abstract - Black Plastic Frames	Supply Area
1	Eldon Key Board	Supply Area
6	Small Pictures - Various Subjects	Supply Area
1	Picture - Abstract by Goldsmith - Dark Wood Frame	Supply Area
1	Tall Double Bookcase - 4 shelves each - Dark Wood	Supply Area

1	36” Blond Wood Shelf/Cart	Server Room
1	Emergency Power Equipment	Server Room
1	Muzak - equipment	Server Room
1	Utility Cart - Wheels - Gray

1	Desk - Dark Wood	Security/Back Office
1	Credenza - Dark Wood	Security/Back Office
1	36” 2-Drawer File Cabinet - Dark Wood	Security/Back Office
1	Tall Bookcase - 6 shelves - Dark Wood	Security/Back Office
1	Tall Back - Executive Chair - Black Leather	Security/Back Office
1	Set of Speakers for Computer	Security/Back Office
1	Brass Container - Plant	Security/Back Office
2	Guest Chairs - Maroon with Brass Studs - Arms	Security/Back Office
1	2-tier Letter “in box” holder - Metal - Black	Security/Back Office
2	Wands - HHP - Dolphin - Readers for Security Rounds	Security/Back Office
1	Wand Charger HHP - Dolphin	Security/Back Office
1	Mike and Ear Phone Equipment - for telephone	Security/Back Office

NUMBER:	ITEM DESCRIPTION:	AREA:

2	Landice 8700 - Treadmill	Health Club/Fitness Center
2	Landice L7 - Treadmill	Health Club/Fitness Center
2	Landice L8 - Treadmill	Health Club/Fitness Center
1	Aerobicycle - Bicycle	Health Club/Fitness Center
2	Ross - Bicycles	Health Club/Fitness Center

3	Preference - Bicycles	Health Club/Fitness Center
1	Precor 524 - Elliptical	Health Club/Fitness Center
2	Gauntlet - Steppers	Health Club/Fitness Center
2	Bodyguard - Steppers	Health Club/Fitness Center
1	Deated Chest - pinselect	Health Club/Fitness Center
1	Vert. Butterfly - Pinselect	Health Club/Fitness Center
1	Shoulder Press - Pinselect	Health Club/Fitness Center
1	Lat. - Pinselect	Health Club/Fitness Center
1	Arm Curl - Pinselect	Health Club/Fitness Center
1	Leg Ext. - Pinselect	Health Club/Fitness Center
1	Leg Curl - Pinselect	Health Club/Fitness Center
1	Low Back - Pinselect	Health Club/Fitness Center
1	Multi Hip - Pinselect	Health Club/Fitness Center
1	Crossover - Pinselect	Health Club/Fitness Center
1	Leg Press - Pinselect	Health Club/Fitness Center
1	Smith - Pinselect	Health Club/Fitness Center
1	Chin/Dip - Pinselect	Health Club/Fitness Center

EXHIBIT C

LIST OF SERVICE CONTRACTS
One Paces West and Two Paces West, Atlanta, Georgia

LOCAL SERVICE CONTRACTS:

Category	Service Contract Provider
Access Control System	Altec Systems, Inc.
Sweeping of Garage	PowerVac, Inc.
Fire Alarm Monitoring	Simplex
Fitness Center Equipment Maintenance	Exer-Tech Fitness Equipment Service and Repair
Copier Equipment Lease (Management Office)	Savin Credit Corporation
Postage Machine Service Agreement (Management Office)	Pitney Bowes

NATIONAL SERVICE CONTRACTS:
NONE.

C-1

EXHIBIT D

ESCROW AGREEMENT
One Paces West and Two Paces West, Atlanta, Georgia

ESCROW AGREEMENT

COMMONWEALTH LAND TITLE INSURANCE COMPANY

[NAME], [CITY], [STATE]

NATIONAL ACCOUNTS OFFICE, CHICAGO, ILLINOIS

Refer To:

Phone No.

Fax No.

STRICT JOINT ORDER #1 ESCROW TRUST INSTRUCTIONS (EARNEST MONEY)

ESCROW TRUST NO.:	DATE: March , 2006

To:	Commonwealth Land Title Insurance Company, Escrow Trustee

Customer Identification:

Seller:	GA-Paces, L.L.C.

Purchaser:	Harvard Property Trust, LLC

Project Reference:	One Paces West and Two Paces West, Atlanta, Georgia
Deposits:	The sum of $4,000,000.00 is deposited by Purchaser.

Delivery of Deposits:

The above-referenced escrow trust deposits, together with any and all other deposits hereafter deposited with escrow trustee in connection with the above-referenced escrow (collectively, “deposits”) are deposited with the escrow trustee to be delivered by it only upon the receipt of a joint order of the undersigned or their respective legal representatives of assigns.

In no case shall the above-mentioned deposits be surrendered except as described above or in obedience to the court order described below.

Billing Instructions:

Escrow trust fee will be zero.

PLEASE NOTE:  The escrow trust fee for these joint order escrow trust instructions is due and payable on the closing date of this transaction.  Commonwealth Land Title Insurance Company will waive the escrow trust fee for these joint order escrow instructions in the event the funds on deposit herein are transferred to or disbursed in connection with the sale escrow trust instructions or an agency closing transaction established at Commonwealth Land Title Insurance Company.

Investment:

Deposits made pursuant to these instructions may be invested on behalf of any party or parties hereto; provided that any direction to escrow trustee for such investment shall be expressed in writing, and also provided that escrow trustee is in receipt of the taxpayer’s identification number and investment forms as required.  Escrow trustee will, upon request, furnish information concerning its procedures and fee schedules for investment.  All interest accrued on the investment of the deposits shall be credited against the Purchase Price payable to Seller on the Closing Date.

In the event the escrow trustee is requested to invest deposits hereunder, Commonwealth Land Title Insurance Company is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of these escrow trust instructions.

Commingle:

Except as to deposits of funds for which escrow trustee has received express written direction concerning investment or other handling, the parties hereto agree that the escrow trustee shall be under no duty to invest or reinvest any deposits at any time held by it hereunder; and, further, that escrow trustee may commingle such deposits with other deposits or with its own funds in the manner provided for the administration of funds under Section 2.8 of the Corporate Fiduciary Act (205 ILCS 620/2-8) and may use any part or all such funds for its own benefit without obligation to any party for interest or earnings derived thereby, if any.  Provided, however, nothing herein shall diminish escrow trustee’s obligation to apply the full amount of the deposits in accordance with the terms of these escrow instructions.

In the event the escrow trustee is requested to invest deposits hereunder, Commonwealth Land Title Insurance Company is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of these escrow trust instructions.

Compliance With Court Order:

The undersigned authorize and direct the escrow trustee to disregard any and all notices, warnings or demands given or made by the undersigned (other than jointly) or by any other person.  The said undersigned also hereby authorize and direct the escrow trustee to accept, comply with, and obey any and all writs, orders, judgments or decrees entered or issued by any court with or without jurisdiction; and in case the said escrow trustee obeys or complies with any such writ, order, judgment or decree of any court, it shall not be liable to any of the parties hereto or any other person, by reason of such compliance, notwithstanding any such writ, order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated.  In case the escrow trustee is made a party defendant to any suit or proceedings regarding this escrow trust, the undersigned, for themselves, their heirs, personal representatives, successors, and assigns, jointly and severally, agree to pay to said escrow trustee, upon written demand, all costs, reasonable attorney’s fees, and expenses incurred with respect thereto.  The escrow trustee shall have a lien on the deposit(s) herein for any and all such costs, fees and expenses.  If said costs, fees and expenses are not paid, then the escrow trustee shall have the right to reimburse itself out of the said deposit(s).

Execution:

These escrow trust instructions are governed by and are to be construed under the laws of the state of Illinois.  The escrow trust instructions, amendments or supplemental instructions hereto, may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

SELLER:	GA-PACES, L.L.C., a Delaware limited liability company

	By:	Equity Office Management, L.L.C., a Delaware limited
liability company, its non-member manager

By:
Name:
Its:

PURCHASER:	HARVARD PROPERTY TRUST, LLC, a Delaware limited
liability company

By:
Name:
Title:

ESCROW AGENT:	COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT E

PERMITTED EXCEPTIONS
One Paces West and Two Paces West, Atlanta, Georgia

ONE PACES WEST

1.                                       Acts of Purchaser, and those claiming by, through and under Purchaser.

2.                                       General and special taxes and assessments not yet due and payable.

3.                                       Rights of tenants in possession, as tenants only, under the Leases as listed in the Title Policy.

4.                                       Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5.                                       Water rights, claims or title to water.

6.                                       Encroachments, overlaps, boundary line disputes, or other matters which would be disclosed by an accurate survey or inspection of the Property (to be limited to specific items disclosed on the Survey, if any).

7.                                       [All other exceptions approved in accordance with the provisions of Section 3]

TWO PACES WEST

1.                                       Acts of Purchaser, and those claiming by, through and under Purchaser.

2.                                       General and special taxes and assessments not yet due and payable.

3.                                       Rights of tenants in possession, as tenants only, under the Leases as listed in the Title Policy.

4.                                       Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5.                                       Water rights, claims or title to water.

6.                                       Encroachments, overlaps, boundary line disputes, or other matters which would be disclosed by an accurate survey or inspection of the Property (to be limited to specific items disclosed on the Survey, if any).

7.                                       [All other exceptions approved in accordance with the provisions of Section 3]

E-1

EXHIBIT F

EXCEPTIONS TO THE DEED OF CONVEYANCE
One Paces West and Two Paces West, Atlanta, Georgia

ONE PACES WEST

1.                                       Acts of Purchaser, and those claiming by, through and under Purchaser.

2.                                       General and special taxes and assessments not yet due and payable.

3.                                       Rights of tenants in possession, as tenants only, under unrecorded leases listed in the Title Policy.

4.                                       Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5.                                       Covenants, conditions, restrictions, and private or public utility easements of record.

6.                                       Encroachments, overlaps, boundary line disputes, or other matters which are disclosed on the Survey.

7.                                       Any adverse claim to any portion of the Property which has been created by artificial means or has accreted to any such portion so created and riparian rights, if any.

8.                                       [All other exceptions approved in accordance with the provisions of Section 3]

TWO PACES WEST

1.                                       Acts of Purchaser, and those claiming by, through and under Purchaser.

2.                                       General and special taxes and assessments not yet due and payable.

3.                                       Rights of tenants in possession, as tenants only, under unrecorded leases listed in the Title Policy.

4.                                       Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5.                                       Covenants, conditions, restrictions, and private or public utility easements of record.

6.                                       Encroachments, overlaps, boundary line disputes, or other matters which are disclosed on the Survey.

7.                                       Any adverse claim to any portion of the Property which has been created by artificial means or has accreted to any such portion so created and riparian rights, if any.

F-1

8.                                       [All other exceptions approved in accordance with the provisions of Section 3]

F-2

EXHIBIT G

BILL OF SALE AND ASSIGNMENT
One Paces West and Two Paces West, Atlanta, Georgia

This instrument is executed and delivered to be effective as of                        , 2006, by and between GA-PACES, L.L.C., a Delaware limited liability company (“Seller”), and [PURCHASER] (“Purchaser”), covering the real property described in Exhibit A attached hereto (“Real Property”), commonly known as One paces West and Two Paces West.

1.             Sale of Personal Property.  For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser all of Seller’s right, title, and interest in and to (a) all furniture, furnishings, fixtures, equipment and other tangible personal property owned by Seller, located on the Real Property and used solely in connection therewith but excluding any and all computer hardware and software (the “Tangible Personal Property”), a list of which is attached hereto as Exhibit B, and (b) to the extent transferable, (i) all approvals, warranties, entitlements, the right to use the names “One Paces West” and “Two Paces West” (it being acknowledged by Purchaser that Seller does not have exclusive rights to use such names and that Seller has not registered the same in any manner), all licenses and permits, and (ii) to the extent in Seller’s possession, all blueprints, plans, specifications, maps and drawings, but only to the extent that the same is now used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property (and not to any other property owned by Seller or its affiliates) and subject to any rights of the preparers of such documents.

2.             Assignment of Leases and Service Contracts.  For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, to the extent applicable to the period from and after the date hereof, (i) all of Seller’s right, title and interest in and to the leases occupancy agreements and license agreements affecting the Property or any part thereof (“Leases”) described in Exhibit C attached hereto and the security deposits (“Security Deposits”) relating to the Real Property, and (ii) the maintenance, service, leasing, brokerage, advertising and other like contracts and agreements with respect to the ownership and operation for the Property (excluding “National” or “Regional” service contracts) described in Exhibit D attached hereto (the “Service Contracts”).  Purchaser hereby accepts such assignment and hereby assumes and agrees to be bound by and to perform, as of the date hereof, Seller’s obligations, covenants and agreements under the Leases and Service Contracts, and Purchaser further assumes all liability of Seller for the proper refund or return of the Security Deposits if, when, and as required by the terms of the Leases or otherwise by law.  In addition, Purchaser agrees to pay all brokerage fees and leasing commissions payable from and after the date hereof in connection with any of the Leases, including any fees or commissions payable upon the renewal or extension of any of the Leases.

3.             Exclusions.  Notwithstanding the foregoing, Seller hereby expressly excludes all property owned by tenants or other users or occupants of the Property, all rights with respect to any refund of taxes applicable to any period prior to the date hereof, all rights to any insurance proceeds or settlements for events occurring prior to the date hereof, and all property owned by Seller’s property manager.

4.             Successors and Assigns.  This instrument is binding upon, and shall inure to the benefit of Seller and Purchaser and their respective heirs, legal representatives, successors and assigns.

5.             Power and Authority.  Each of Purchaser and Seller represents and warrants to the other that it is fully empowered and authorized to execute and deliver this instrument, and that the individual signing this instrument on its behalf represents is fully empowered and authorized to do so.

6.             Attorneys’ Fees.  If either Purchaser or Seller or their respective successors or assigns file suit to enforce the obligations of the other party under this instrument, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

[signature page follows next]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed effective as of the date written above.

SELLER:	GA-PACES, L.L.C., a Delaware limited liability
company

	By:	Equity Office Management, L.L.C., a
Delaware limited liability company, its non-
member manager

By:
Name:
Its:

PURCHASER:		a(n)

By:
Name:
Title:

EXHIBIT H

NOTICE TO TENANTS
One Paces West and Two Paces West, Atlanta, Georgia

                       , 2006

Re:          Sale of [INSERT EITHER ONE PACES WEST OR TWO PACES WEST], Atlanta, Georgia (the “Property”)

Dear Tenant:

This is to notify you that the Property has been sold to [PURCHASER] and that                                                      has been retained by the new owner as managing agent of the building.  Any security or other deposits and any prepaid rents under your lease have been transferred to the new owner.

Effective immediately, all rental payments, notices to the Landlord, and correspondence pursuant to your lease should be mailed to the following address:

                                                                                                                                                             .

Very truly yours,

GA-PACES, L.L.C., a Delaware limited liability
company

By:	Equity Office Management, L.L.C., a
Delaware limited liability company, its non-
member manager

By:
Name:
Its:

H-1

EXHIBIT I

NOTICE TO VENDORS
One Paces West and Two Paces West, Atlanta, Georgia

                      , 2006

Re:                              Sale of [INSERT EITHER ONE PACES WEST OR TWO PACES WEST], Atlanta, Georgia (the “Property”)

Dear Service Provider:

This is to notify you that the Property has been sold to [PURCHASER] (“Purchaser”).  Purchaser has assumed all of the obligations of the undersigned under the service contracts as of the date hereof.  All notices to Purchaser should be sent to Purchaser in the manner provided in the service contract to the following address:

                                                                                                                                                                      .

Very truly yours,

GA-PACES, L.L.C., a Delaware limited liability
company

By:	Equity Office Management, L.L.C., a
Delaware limited liability company, its non-
member manager

By:
Name:
Its:

I-1

EXHIBIT J

CERTIFICATE OF NON-FOREIGN STATUS
One Paces West and Two Paces West, Atlanta, Georgia

1.                                       The undersigned (“Transferor”) hereby certifies:

a.             That Transferor is not a foreign entity (as said term is defined in the Internal Revenue Code and Income Tax Regulations) with respect to the transfer of that certain property known as “One Paces West” and Two Paces West,” located in Atlanta, Georgia (the “Property”) legally described in Exhibit A attached hereto and made a part hereof.

b.             That Transferor is the sole member of GA-Paces, L.L.C., a Delaware limited liability company, and record title owner of the Property.

c.             The tax identification number of Transferor is                      , and the offices of Transferor are located at Two North Riverside Plaza, Suite 2100, Chicago, IL  60606.

d.             Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Income Tax Regulations.

2.             Transferor understands that this Certificate may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punishable by fine, imprisonment or both.

[signature page follows next]

Under penalties of perjury, I declare that I have examined this Certificate and to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Dated:	, 2006	EOP Operating Limited Partnership, a
Delaware limited partnership

		By:	Equity Office Management, L.L.C., a
Delaware limited liability company, its
manager

By:
Name:
Its:

EXHIBIT A

TO

CERTIFICATE OF NON-FOREIGN STATUS

LEGAL DESCRIPTION

EXHIBIT K

TENANT INDUCEMENT COSTS AND LEASING COMMISSIONS
One Paces West and Two Paces West, Atlanta, Georgia

	Tenant	Lease	Total	Amount	Amount	Purchaser’s	Seller’s	Credit	Credit
Tenant	Improvements	Commissions	Lease Costs	Paid	Outstanding	Share	Share	Purchaser	Seller

Alta Financial (1)	$90,641.00	$—	$90,641.00	$—	$90,641,00	0.00%	100.00%	$90,641.00	$—
Docucorp (2)	$287,926.00	$—	$287,926.00	$—	$287,926,00	0.00%	100.00%	$287,926.00	$—
Kirschner & Venker (3)	$5,913.00	$—	$5,913.00	$—	$5,913.00	0.00%	100.00%	$5,913.00	$—
New World Ventures (1)	$5,310.00	$—	$5,310.00	$—	$5,310.00	0.00%	100.00%	$5,310.00	$0
Partners Cooperative (1)	$18,454.50	$—	$18,454.50	$—	$18,454.50	0.00%	100.00%	$18,454.50	$—
Piedmont TI	$531,286.00	$—	$531,286.00	$—	$531,286.00	0.00%	100.00%	$531,286.00	$—
Piedmont (LC due CBRE on 1/07)	$—	$172,172.45	$172,172.45	$—	$172,172.45	0.00%	100.00%	$172,172.45	$—
Piedmont (LC due CBRE on 1/08)	$—	$65,917.03	$65,917.03	$—	$65,917.03	0.00%	100.00%	$65,917.03	$—
Total Amount Due Purchaser <Seller>								$1,177,619.98	$0.00
									$1,177,619.98

Notes:

(1)             Space buildout has been completed - waiting on submission of invoices for billing. It is expected that all payments will be made prior to closing, thereby reducing the credit amount.

(2)             Tenant has allowance on 15,154 sf of must-take space that commenced in 1/05, but has not been build out. Per work letter, TI survives until lease expiration (12/12).

K-1

EXHIBIT L

FORM TENANT ESTOPPEL CERTIFICATE
[INSERT EITHER ONE PACES WEST AND TWO PACES WEST], Atlanta, Georgia

GA-PACES, L.L.C.
Two North Riverside Plaza, Suite 2100
Chicago, Illinois  60606
Attn:  Sandy Deets
[PURCHASER]
[PURCHASER’S ADDRESS]

[LENDER]
LENDER’S ADDRESS]

Ladies and Gentlemen:

Reference is made to that certain [Lease Agreement] dated as of                              ,          between                                                         , a                         , as landlord (“Landlord”), and the undersigned, as tenant (“Tenant”), demising premises at the captioned address more particularly described in the Lease (the “Premises”) as amended by                     , dated                   ,            (collectively, the “Lease”). Tenant hereby represents to the Benefited Parties (as herein defined) that the following statements are true and correct as of the date hereof:

1.             The undersigned is the Tenant under the Lease for space at the Premises covering                        rentable square feet.

2.             The Lease is in full force and effect and has not been amended, modified, supplemented or superseded except as stated in this Certificate.  There are no understandings, contracts, agreement or commitments of any kind whatsoever with respect to the Premises, except as expressly provided in the Lease.

3.             The expiration date of the Lease is                                   , subject to any rights of Tenant to extend the term as provided therein.  The base rent presently being charged is $                    .  All rentals, charges, additional rent and other obligations on the part of the undersigned have been paid to and including                         , 200  .  No rental, other than for the current month, has been paid in advance.  The undersigned has accepted possession and now occupies the Premises and is currently open for business.  In addition to the fixed minimum Base Rent, the Tenant paysits pro-rata share of real estate taxes and operating expenses in excess of a base stop of amounts payable in the “base year” of                                    .

4.             Tenant has paid to Landlord a security deposit in the amount of $                                        .  Tenant has no claim against Landlord for any other security, rental, cleaning access card, key or other deposits or any prepaid rentals.

5.             Landlord is not in any respect in default in the performance of the terms and provisions of the Lease, nor does any state of facts or condition exist which, with the giving of notice or the passage of time, or both, would result in such a default.  All conditions under the Lease to be performed by Landlord have been satisfied.  Without limiting the generality of the foregoing, all improvements to be constructed in the Premises by Landlord have been completed to the satisfaction of Tenant and accepted by Tenant and any tenant construction allowances have been paid in full, and all duties of an inducement nature required of Landlord in the Lease have been fulfilled to Tenant’s satisfaction. Tenant has no claim against Landlord by reason of any restriction, encumbrance or defect in title of the Premises of which Tenant has actual knowledge.

6.             There currently is no defense, offset, lien, claim or counterclaim by or in favor of Tenant against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease) and Tenant is not contesting any such obligations, rentals or charges. To Tenant’s knowledge, all leasing commissions due in respect of the current term of the Lease have been paid.

7.             Tenant has no renewal, extension or expansion option, no right of first offer or right of first refusal and no other similar right to renew or extend the term of the Lease or expand the property demised thereunder except as may be expressly set forth in the Lease.  Tenant has no right to lease or occupy any parking spaces within the Property except as set forth in the Lease.  Tenant is entitled to no free rent nor any credit, offsets or deductions in rent, nor other leasing concessions other than those specified in the Lease.

8.             Tenant is not in any respect in default in the performance of the terms and provisions of the Lease nor does any state of facts or condition exist which, with the giving of notice or the passage of time, or both, would result in such a default.  Without limiting the generality of the foregoing, Tenant is current in its rental obligation under the Lease.

9.             The undersigned has not received notice of a prior transfer, assignment, hypothecation or pledge by Landlord of any of Landlord’s interest in the Lease other than to the holder of any first mortgage on the captioned property.

10.           There are no liens recorded against the Premises with respect to work performed by or on behalf of Tenant or materials supplied to the demised property.

11.           Tenant has not assigned the Lease nor sublet all or any part of the Premises, except as set forth in                           , dated                     .

The above certifications are made to the Benefited Parties knowing that the Benefited Parties will rely thereon in making an investment in the Premises. For purposes hereof, the term “Benefited Parties” means the addressees of this letter and all of the following: (a) Harvard Property Trust, LLC, a Delaware limited liability company and its successors, assigns, and designees (including, without limitation, any tenant in common purchasers); and (b) any lender to which any party described in the foregoing clause (a) grants a deed of trust, mortgage or other lien upon the Premises and its successors and assigns.

Very truly yours,

,
a

By:
Name:
Title:
Date:	, 2006

EXHIBIT M

FORM SELLER ESTOPPEL CERTIFICATE

[INSERT EITHER ONE PACES WEST AND TWO PACES WEST], Atlanta, Georgia

[PURCHASER]

[PURCHASER’S ADDRESS]

Ladies and Gentlemen:

At the request of [PURCHASER] (“Purchaser”), the undersigned GA-PACES, L.L.C., a Delaware limited liability company (“Landlord”), hereby certifies to Purchaser as follows in connection with the proposed sale of the property commonly known as [INSERT EITHER ONE PACES WEST AND TWO PACES WEST] located in Atlanta, Georgia (the “Property”), all to Landlord’s knowledge:

1.                                                                       (“Tenant”) is the tenant under a lease with Landlord, dated                    ,            , [as amended by                                  , dated                     ,              (collectively, the “Lease”)][(the “Lease”)] for suite(s)                    on the                  floor(s) at the Property (the “Premises”).

2.             The Premises is                    rentable square feet.  The Lease sets forth the entire agreement between Landlord and Tenant with respect to the Premises, is in full force and effect and has not been amended, modified or extended.

3.             The monthly [base][minimum] rent of $                    due under the Lease has been paid through the date hereof, and all additional rent (consisting of $                  per month for estimated operating expenses and estimated real estate taxes) due under the Lease has been paid through the date hereof. Tenant has accepted possession and now occupies the Premises and is currently open for business.

4.             The Landlord is not in default under the Lease.

5.             The expiration date of the Lease is                                  ,             .

6.             The amount of the security deposit currently held by Landlord under the Lease is $                     .

7.             There is no prepaid rent, except $                           .

8.             The Tenant has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows:                                                     .

9.             The Tenant has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease.

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10.           The Tenant has unconditionally accepted the Premises and [has commenced payment of full rent] [or] [is entitled to               month’s abatement of base rent, as of the date hereof] under the Lease and is the owner and holder of the entire tenant’s interest in the Lease.

11.           All work required to be performed by Landlord as of the date hereof with respect to the Lease and in connection with the Premises has been completed by Landlord to the satisfaction of Tenant.

12.           The “base year” for operating expense reimbursements and real estate taxes under the Lease is            .

13.           The Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Premises or the Property.

14.           The Tenant has no right of first refusal except as may be set forth in the Lease.

When used herein, the term “Landlord’s knowledge” shall mean and be limited to the actual (and not constructive) knowledge of                                , Senior Vice President –       Investments, with primary responsibility for the disposition of the Property, and                                     , Senior Vice President –                                      Region, with primary operational responsibility for all real estate assets (including the Property) owned or controlled by EOP Operating Limited Partnership in the                           region, in each case without inquiry or any imputed or constructive knowledge.

The foregoing certifications shall survive the closing of the sale of the Property to Purchaser, but only for a period of one hundred twenty (120) days thereafter (or such shorter period of time in the event Purchaser receives an estoppel certificate from the Tenant under the Lease which obviates any or all of Landlord’s foregoing certifications in accordance with Section 8.2 of the Real Estate Sale Agreement dated                                  ,                by and between Landlord and Purchaser relating to the Property (the “Sale Agreement”)).

The liability of Landlord hereunder shall be subject to the provisions of Section 10 of the Sale Agreement.

Very truly yours,

GA-PACES, L.L.C., a Delaware limited liability company

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non- member manager

By:
Name:
Its:

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EXHIBIT N

LITIGATION MATTERS

One Paces West and Two Paces West, Atlanta, Georgia

ONE PACES WEST

None.

TWO PACES WEST

None.

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EXHIBIT O

LIST OF LEASES

One Paces West and Two Paces West, Atlanta, Georgia

Abacus Solutions, LLC, a Georgia limited liability company

•      Office Lease Agreement dated January 21, 2004

•      Commencement Letter dated June 25, 2004

•                  Letter dated June 30, 2004

Airborne Express, Inc., a Delaware corporation

•                  License Agreement for Drop Box Facility dated October 14, 2003

Alta Financial Corporation, a Georgia corporation

•      Office Lease Agreement dated                   , 2003

•      Commencement Letter dated March 3, 2004

•      First Amendment dated March 4, 2004

•                  Second Amendment dated November 17, 2005

American Fiber Systems of Georgia, Inc. (f/k/a Marietta Board of Lights & Water, a Georgia governmental corporation, d/b/a Marietta FiberNet)

•      Telecommunications License Agreement dated February 11, 2002

•                  Letter dated August 4, 2004

AmSouth Bank, an Alabama corporation

•      Office Lease Agreement dated December 31, 2002

•      Commencement Letter dated May 5, 2003

•      Commencement Letter dated January 7, 2005

•                  First Amendment dated February 17, 2005

Arch Wireless Operating Company, Inc., a Delaware corporation

•                  Antenna Site Agreement dated December 14, 2005

AT&T Wireless PCS, LLOC, a Delaware limited liability company, by and through its member, AT&T Wireless Services, Inc., a Delaware corporation d/b/a AT&T Wireless f/k/a AT&T Wireless PCS Inc., a Delaware corporation

•      Antenna Site Agreement dated April 23, 1997

•      Letter dated July 16, 1997

•                  First Amendment dated October 31,  2002

Atlanta Oil Exchange

•      License Agreement for Building Facilities dated October 17, 1996

•                  Letter dated November 28, 1997

Bongsu Cho, an individual d/b/a Paces West Café

•                  Office Lease Agreement dated May 31, 2002

Brand Resources Group, Inc., a Georgia corporation

•      Office Lease Agreement dated November 27, 2002

•      Letter dated February 13, 2003

•                  First Amendment dated February 18, 2003

Bridger Commercial Funding, LLC, a Missouri limited liability company

•                  Office Lease Agreement dated October 17, 2005

BT Americas Inc., a Delaware corporation

•      Office Lease Agreement dated November 20, 2003

•      Storage Space Lease Agreement dated October 1, 2003

•      Letter dated June 30, 2004

•      First Amendment dated December 17, 2004

•                  Commencement Letter dated February 15, 2005

Captivate Network, Inc., a Delaware corporation

•                  License Agreement dated May 17, 2000

Cedar Enterprise Solutions, Inc., a(n) Maryland corporation

•      FastOffice License Agreement dated March 18, 2003

•                  First Amendment dated March 31, 2005

Countrywide Home Loans, Inc., a New York corporation

•                  Office Lease Agreement dated October 18, 2005

The Day & Zimmerman Group, Inc., a Delaware corporation

•      Office Lease Agreement dated October 14, 2004

•                  Commencement Letter dated March 14, 2005

DocuCorp International, Inc., a Delaware corporation

•      Office Lease Agreement dated September 17, 2001

•      Two (2) Letters dated October 3, 2002

•                  Commencement Letter dated May 5, 2003

Elite Financial Staffing, Inc., a Michigan corporation

•      Office Lease Agreement dated September 10, 2004

•                  Commencement Letter dated October 28, 2004

Future Publishing Georgia, Inc., a Georgia corporation (fka Highbury House Communications, Inc.)

•                  Office Lease Agreement dated May 25, 2005

Gregory K. Morgan, an Individual

•                  Office Lease Agreement dated September 4, 2002

•                  First Amendment dated March 9, 2004

•                  Second Amendment dated November 15, 2005

Infinity Property Fund Incorporated, a Florida corporation

•                  Office Lease Agreement dated May 25, 2004

•                  Commencement Letter dated August 23, 2004

Insurance Industry Consultants, LLC, a Georgia limited liability company

•                  Office Lease Agreement dated November 19, 2004

•                  Commencement Letter dated February 23, 2005

Intown Suites Management, Inc., a Georgia corporation

•                  Office Lease Agreement dated June 2, 2005

•                  Commencement Letter dated December 19, 2005

James B. Mitchell, an individual

•                  Car Wash and Auto Detailing Lease Agreement dated March 14, 2005

Jefferson Pilot Financial Insurance Company, a Nebraska corporation

•                  Office Lease Agreement dated November 11, 1998

•                  Commencement Letter dated March 11, 1999

•                  First Amendment dated July 31, 2000

•                  Commencement Letter dated September 20, 2000

•                  Landlord Consent to Merger dated October 25, 2000

•                  Second Amendment dated April 22, 2003

•                  Third Amendment dated July 6, 2004

•                  Letter dated July 16, 2004

•                  Commencement Letter dated October 29, 2004

Jong K. Kim, an Individual (as successor in interest to Myung Ock Lee and Jae Hwa Hong, as Individuals, successor in interest to Sara Livigni, an individual)

•                  Office Lease Agreement dated April 2, 2001

•                  Guaranty of Lease dated April 2, 2001

•                  Assignment of Lease dated November 10, 2002

•                  Landlord Consent to Assignment and Assumption of Lease dated January 31, 2003

•                  Letter dated February 3, 2003

•                  First Amendment dated May 25, 2004

•                  Landlord Consent to Assignment and Assumption of Lease dated August 12, 2004

•                  Assignment and Assumption of Lease effective August 6, 2004

Kirschner & Venker, P.C., a Georgia professional corporation

•                  Office Lease Agreement dated January 10, 2000

•                  Guaranty of Lease dated January 10, 2000

•                  Commencement Letter dated February 21, 2000

•                  Storage Space Agreement dated April 28, 2000

•                  Subordination of Landlord’s Lien dated January 25, 2001

•                  First Amendment dated December 16, 2004

Mann Bracken, LLC, a Georgia limited liability company

•      Office Lease Agreement dated January 16, 2004

•      Guaranty of Lease dated January 16, 2004

•      Commencement Letter dated June 28, 2004

•      First Amendment dated December 2, 2004

•                  Request for Additional Allowance Agreement dated August 9, 2005

Market-RX, LLC, a Georgia limited liability company

•      Office Lease Agreement dated October 7, 2004

•                  Commencement Letter dated October 28, 2004

MCIMetro Access Transmission Services LLC, a Delaware limited liability company

•                  Communications License Agreement dated August 7, 2003

Mendocino Forest Products Company, LLC, a Delaware limited liability company

•      Office Lease Agreement dated December 23, 2004

•                  Commencement Letter dated March 14, 2005

Multi-Developers, Inc., a Georgia corporation, d/b/a Management Associates

•      Office Lease Agreement dated November 27, 2002

•                  Guaranty of Lease dated November 27, 2002

Neal Interests, LTD., a Georgia corporation

•      Office Lease Agreement dated January 13, 2005

•                  Guaranty of Lease dated January 13, 2005

New World Ventures, LTD., a Connecticut corporation

•                  Office Lease Agreement dated October 27, 2005

Nextel South Corp., a Georgia corporation d/b/a Nextel Communications

•      Antenna Site License Agreement dated December 11, 2001

•                  Letter dated December 4, 2002

Partners Cooperative, Inc., a Georgia limited liability company

•                  Office Lease Agreement dated September 9, 2005

Piedmont Healthcare, Inc., a Georgia not-for-profit corporation

•      Office Lease Agreement dated October 29, 2002

•      Commencement Letter dated January 24, 2003

•      First Amendment dated August 25, 2003

•                  Second Amendment dated July 1, 2005

Project Time & Cost, Inc., a Georgia corporation

•      Office Lease Agreement dated July 16, 1996

•      Non-Disturbance, Attornment, Estoppel and Subordination Agreement dated July 17, 1996

•      Commencement Letter dated September 10, 1996

•      Storage Space Lease Agreement dated October 2, 1996

•      Letter dated October 14, 1996

•                  First Amendment dated March 26, 1998

•                  Second Amendment dated November 5, 1999

•                  Third Amendment dated February 23, 2000

•                  Fourth Amendment dated February 1, 2001

•                  Letter dated March 6, 2001

•                  Fifth Amendment dated April 25, 2001

•                  Sixth Amendment dated May 23, 2001

•                  Seventh Amendment dated September 12, 2001

•                  Eighth Amendment dated April 17, 2003

•                  Ninth Amendment dated December 2, 2003

•                  Tenth Amendment dated February 19, 2004

•                  Letter dated March 29, 2004

•                  Eleventh Amendment dated January 4, 2005

•                  Twelfth Amendment dated October 17, 2005

Promina Health System, Inc., a Georgia corporation

•                  Office Lease Agreement dated December 4, 2001

•                  First Amendment dated January 28, 2002

•                  Second Amendment dated March 19, 2002

•                  Third Amendment dated March 20, 2002

•                  Fourth Amendment dated August 6, 2002

•                  Fifth Amendment dated August 25, 2003

•                  Letter dated August 30, 2004

•                  Sixth Amendment dated June 29, 2005

•                  Seventh Amendment dated September 9, 2005

•                  Sublease Agreement dated December 6, 2005 (between Promina Health System, Inc., “Sublessor” and Covente, Inc., “Sublessee”)

•                  Landlord Consent to Sublease dated December 21, 2005

Rimkus Consulting Group, Inc., a Texas corporation

•                  Office Lease Agreement dated December 19, 1995

•                  Commencement Letter dated January 17, 1996

•                  Agreement Regarding Lender’s Security Interest in Tenant’s Personal Property dated December 4, 1997

•                  First Amendment dated December 28, 2000

•                  Second Amendment dated August 30, 2001

•                  Third Amendment dated January 15, 2004

•                  Commencement Letter dated March 3, 2004

•      Letter dated November 15, 2004

The Robinson Realty Group, LLC, a Georgia limited liability company

•                  Office Lease Agreement dated May 13, 2004

The Scotts Company, an Ohio corporation

•      Office Lease Agreement dated December 5, 2002

•                  Letter dated December 3, 2002

SprintCom, Inc., a Kansas corporation

•                  Antenna Site License Agreement dated July 1, 1998

St. John & Partners Advertising and Public Relations, Inc., a Florida corporation

•      Office Lease Agreement dated December 14, 2004

•                  Commencement Letter dated May 16, 2005

Sumi, Inc., a Georgia corporation, d/b/a Paces West Dry Cleaners

•      Office Lease Agreement dated July 16, 2002

•      First Amendment dated August 11, 2005

•                  Letter dated August 30, 2005

The Summit National Bank, a national banking association

•      Office Lease Agreement dated April 18, 2002

•                  Letter dated April 18, 2002

T-Mobile (fka Powertel/Atlanta, Inc.)

•      Antenna Site License Agreement dated August 7, 1997

•      First Amendment dated December 14, 1999

•                  Second Amendment dated December 2, 2004

Teleport Communications Atlanta, Inc ., a Delaware corporation

•                  Communications License Agreement dated November 11, 2003

TermNet Merchant Services, Inc., a Georgia corporation

•      Office Lease Agreement dated December 17, 2004

•      Commencement Letter dated March 18, 2005

•                  First Amendment dated April 27, 2005

Vaughn, Wright & Boyer LLP, a Georgia limited liability partnership, f/k/a Vaughn, Wright & Stearns, a Georgia general partnership

•      Office Lease Agreement dated January 24, 1997

•      Commencement Letter dated February 14, 1997

•      First Amendment dated March 4, 2002

•                  Second Amendment dated March 17, 2005

EXHIBIT P

LIST OF BROKERAGE AGREEMENTS AND
LEASING COMMISSION AGREEMENTS
One Paces West and Two Paces West, Atlanta, Georgia

ONE PACES WEST

None.

TWO PACES WEST

None.

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EXHIBIT Q

LIST OF ENVIRONMENTAL REPORTS
One Paces West and Two Paces West, Atlanta, Georgia

1.                                       Phase I Environmental Assessment of One and Two Paces West, 2727 Paces Ferry Road, Atlanta, Georgia, prepared by URS Corporation and dated August 15, 2005

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EXHIBIT R

DECLARATION
One Paces West and Two Paces West, Atlanta, Georgia

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EXHIBIT S

MASTER LEASE
One Paces West and Two Paces West, Atlanta, Georgia

MASTER LEASE

THIS LEASE is entered into and made as of the                day of                                     , 2006 (the “Effective Date”) by and between BEHRINGER HARVARD PACES WEST, LLC, a Delaware limited liability company, hereinafter called “Landlord”, and GA-PACES, L.L.C., a Delaware limited liability company hereinafter called “Tenant”.

W I T N E S S E T H:

Landlord, in consideration of the rents and covenants hereinafter set forth, does hereby demise, let and lease to Tenant, and Tenant does hereby hire, take and lease from Landlord, on the terms and conditions hereinafter set forth, the following described space, hereinafter called the “Premises”, to have and to hold the same, with all appurtenances, unto Tenant for the term hereinafter specified.

1.             Description Of The Premises.  The Premises consist of approximately 126,818 rentable square feet of vacant and undesignated office and retail space (the “rentable area”) located in the buildings commonly known as One and Two Paces West, in the City of Atlanta, County of Cobb, State of Georgia, (hereinafter called the “Building”).  The Building is located on the land legally described on Exhibit ”A” attached hereto and made a part hereof (the “Real Property”; the Real Property and the Building are sometimes collectively referred to herein as the “Property”).

2.             Term.  The term of this Lease (the “Term”) shall be for a period of one (1) year, commencing                       , 2006 [INSERT THE CLOSING DATE OF THE SALE OF THE PROPERTY] and ending on                           , 2007 (the “Expiration Date”), subject to adjustment as provided in Paragraph 6 hereof, unless this Lease shall be sooner terminated as hereinafter provided.

3.             Rent.  Subject to the adjustment provisions of Paragraph 4 hereof, Tenant shall pay to Landlord, at the address listed below in Paragraph 25, rent for the Premises (“Rent”) in the initial monthly amount of $115,833.34, which has been calculated by using an annual per square foot rental rate of $10.96.  The first installment of Rent shall be payable on the thirtieth (30th) day after the Commencement Date with subsequent installments of Rent due and payable on the same date thereafter to and including the Expiration Date.  Rent shall be payable in arrears.  The area of the Premises remaining subject to this Lease (and the amount of Rent to be paid) shall be determined as set forth in Paragraph 4 hereof.

4.             Reduction Of Area Of Premises.  Landlord and Tenant intend that Landlord, through its leasing agent, will continue to offer all vacant space in the Building (including the Premises) for lease to third parties.  The rentable area of the Premises shall be reduced from time to time during the Term on each commencement date of each “Qualifying Lease”.  For the purpose of this provision, a “Qualifying Lease” shall include (a) any new lease executed by Landlord with a new tenant for space in the Building, (b) any new lease or lease amendment for expansion space (but only to the extent of such expansion) for an existing tenant in the Building, or (c) a Lease executed by Landlord with a third party for the current management office located in Suite          of the Building.  On the rent commencement date under each Qualifying Lease, monthly Rent shall be reduced on the same date by an amount (appropriately prorated with respect to any partial month) equal to the lesser of (i) one-twelfth (1/12) of the product of the area of the space leased and $10.96, and (ii) the monthly base rent payable during the applicable month under said Qualifying Lease.

5.             Tenant Finish Improvements.  Landlord shall not be obligated to construct any tenant finish improvements to the Premises.  Landlord shall deliver and Tenant shall accept the Premises in “as-is” condition.

6.             Delivery Of Possession; Adjustment Of Term.  Landlord shall deliver the Premises to Tenant on the Effective Date.

7.             Use Of The Premises.  Tenant shall not have the right to occupy the Premises and shall have no liability or responsibility with respect thereto, other than to pay Rent in accordance with this Lease.

8.             Fire Or Other Casualty; Casualty Insurance.

(a)           Substantial Destruction of the Building.  If the Building should be substantially destroyed (which, as used herein, means destruction or damage to at least seventy-five percent (75%) of the Building) by fire or other casualty, either party hereto may, at its option, terminate this Lease by giving written notice thereof to the other party within thirty (30) days of such casualty.  In such event, the rent shall be apportioned to and shall cease as of the date of such casualty.  If neither party exercises this option, then the Premises shall be reconstructed and restored, at Landlord’s expense, to substantially the same condition as they were prior to the casualty.

(b)           Substantial Destruction of the Premises.  If the Premises should be substantially destroyed, or rendered wholly untenantable for the purpose for which they were leased, by fire or other casualty and the Building is not substantially destroyed as provided above, then this Lease shall terminate as of the date of the casualty, which termination shall be exercised by written notice to be given by either party to the other party within thirty (30) days therefrom.  Upon such termination, rent shall be apportioned to and shall cease as of the date of the casualty.

(c)           Partial Destruction of the Premises.  If the Premises is not substantially destroyed, by fire or other casualty, rent shall be abated in the proportion which the approximate area of the damaged part bears to the total area in the Premises from the date of the casualty until the damaged part of the Premises is reconstructed or restored (if such damaged part of the Premises is reconstructed or restored at Landlord’s sole cost and expense).

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9.             Eminent Domain.  If the whole or any part of the Premises shall be taken for public or quasi-public use by a governmental authority under the power of eminent domain or shall be conveyed to a governmental authority in lieu of such taking, then this Lease shall terminate as of the date Tenant is required to surrender possession of the Premises.

10.           Subordination Of Lease To Mortgages.  This Lease is subject and subordinate to any mortgage, deed of trust or similar encumbrance including ground or underlying leases presently existing or hereafter voluntarily placed upon the Property or the Premises, including any renewals, extensions or modifications thereof; and the recording of any such mortgage, deed of trust or similar encumbrance shall make it prior and superior to this Lease regardless of the date of execution or recording of either document.  Tenant shall, at Landlord’s request, execute and deliver within five (5) days to Landlord, without cost, any instrument which may be deemed necessary or desirable by Landlord to confirm the subordination of this Lease; and if Tenant fails or refuses to do so, Landlord may execute such instrument in the name and as the act of Tenant.  Tenant shall attorn to any subsequent owner or transferee of the Property regardless of whether or not a subordination agreement has been executed by Tenant.

11.           Defaults And Remedies.

(a)           Default by Tenant.  If Tenant fails to pay any monthly installment of Rent within ten (10) days after the same shall be due and payable, such failure shall be a default and breach of this lease by Tenant.

(b)           Remedies of Landlord.  Upon the occurrence of any event of default set forth in Paragraph 11(a) hereof, Landlord shall have the right to sue to recover damages for any loss resulting from the breach, in addition to those allowed by law, any one or more of which may be exercised without further notice to or demand upon Tenant.

(c)           Default by Landlord and Remedies of Tenant.  It shall be a default and breach of this Lease by Landlord if it shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of thirty (30) days after notice thereof from Tenant; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same.  Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold or abate any rent due hereunder.

(d)           Non-Waiver of Defaults.  The failure or delay by either party hereto to enforce or exercise at any time any of the rights or remedies or other provisions of this Lease shall not be construed to be a waiver thereof, nor affect the validity of any part of this Lease or the right of either party thereafter to enforce each and every such right or remedy or other provisions.  No waiver of any default and breach of this Lease shall be held to be a waiver of any other default or breach.  The receipt of rent by Landlord at a

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time after rent is due under this Lease shall not be construed as a waiver of such default.  The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in this Lease.  No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

(e)           Attorney’s Fees.  In the event of litigation between the parties with respect to this Lease, the prevailing party therein shall be entitled to recover from the losing party all of its costs of enforcement and litigation, including, but not limited to, its reasonable attorneys’ and paralegal fees, witness fees, court reporters’ fees and other costs of suit.

12.           Bankruptcy Or Insolvency.  It is understood and agreed that the following shall apply in the event of the bankruptcy or insolvency of Tenant:

(a)           If a petition is filed by, or an order for relief is entered against Tenant under Chapter 7 of the Bankruptcy Code and the trustee of Tenant elects to assume this Lease for the purpose of assigning it, such election or assignment, or both, may be made only if all of the terms and conditions of subparagraphs (b) and (d) below are satisfied.  To be effective, an election to assume this Lease must be in writing and addressed to Landlord, and in Landlord’s business judgment, all of the conditions hereinafter stated, which Landlord and Tenant acknowledge to be commercially reasonable, must have been satisfied.  If the trustee fails so to elect to assume this Lease within sixty (60) days after his appointment, this Lease will be deemed to have been rejected, and Landlord shall then immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee and this Lease shall be terminated.  Landlord’s right to be compensated for damages in the bankruptcy proceeding, however, shall survive such termination.

(b)           If Tenant files a petition for reorganization under Chapters 11 or 13 of the Bankruptcy Code, or if a proceeding filed by or against Tenant under any other chapter of the Bankruptcy Code is converted to a Chapter 11 or 13 proceeding and Tenant’s trustee or Tenant as debtor-in-possession fails to assume this Lease within sixty (60) days from the date of the filing of such petition or conversion, then the trustee or the debtor-in-possession shall be deemed to have rejected this Lease.  To be effective any election to assume this Lease must be in writing addressed to Landlord and, in Landlord’s business judgment, all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable, must have been satisfied:

(i)            The trustee or the debtor-in-possession has cured or has provided to Landlord adequate assurance, as defined in this subparagraph (b), that the

4

trustee will cure all monetary defaults under this Lease within ten (10) days from the date of assumption.

(ii)           The trustee or the debtor-in-possession has compensated Landlord, or has provided Landlord with adequate assurance, as hereinafter defined, that within ten (10) days from the date of assumption Landlord will be compensated for any pecuniary loss it has incurred arising from the default of Tenant, the trustee, or the debtor-in-possession, as recited in Landlord’s written statement of pecuniary loss sent to the trustee or debtor-in-possession.

(iii)          The trustee or the debtor-in-possession has provided Landlord with adequate assurance of the future performance of each of Tenant’s obligations under this Lease; provided, however, that:

1.             From and after the date of assumption of this Lease, the trustee or the debtor-in-possession shall pay Rent payable under this Lease in advance in equal monthly installments on each date that such Rents are payable;

2.             The trustee or debtor-in-possession shall also deposit with Landlord, as security for the timely payment of Rent, an amount equal to three (3) months’ Rent and other monetary charges accruing under this Lease; and

3.             The obligations imposed upon the trustee or the debtor-in-possession will continue for Tenant after the completion of bankruptcy proceedings.

(iv)          Landlord has determined that the assumption of this Lease will not:

(1)           Breach any provision in any other lease, mortgage, financing agreement, or other agreement by which Landlord is bound relating to the Property or Building in which the Premises is located; or

(2)           Disrupt, in Landlord’s judgment, the tenant mix of the Building or any other attempt by Landlord to provide a specific variety of tenants in the Building which, in Landlord’s judgment, would be most beneficial to all of the tenants thereof and would enhance the image, reputation, and profitability thereof.

(v)           For purposes of this subparagraph (b), “adequate assurance” means that:

(1)           Landlord determines that the trustee or the debtor-in-possession has, and will continue to have, sufficient unencumbered assets, after the payment of all secured obligations and administrative expenses,

5

to assure Landlord that the trustee or the debtor-in-possession will have sufficient funds timely to fulfill Tenant’s obligations under this Lease; and

(2)           An order shall have been entered segregating sufficient cash payable to Landlord and/or a valid and perfected first lien and security interest shall have been granted in property of Tenant, trustee, or debtor-in-possession which is acceptable in value and kind to Landlord, to secure to Landlord the obligation of the trustee or debtor-in-possession to cure all monetary and nonmonetary defaults under this Lease within the time periods set forth above.

(c)           In the event this Lease is assumed by a trustee appointed for Tenant or by Tenant as debtor-in-possession under the provisions of subparagraph (b) above and, thereafter, Tenant is either adjudicated bankrupt or files a subsequent petition for arrangement under Chapter 11 of the Bankruptcy Code, then Landlord may, at its option, terminate this Lease and all the tenant’s rights under it, by giving written notice of Landlord’s election so to terminate.

(d)           If the trustee or the debtor-in-possession has assumed this Lease, pursuant to subparagraph (a) or (b) above, to assign or to elect to assign Tenant’s interest under this Lease or the estate created by that interest to any other person, such interest or estate may be assigned only if the intended assignee has provided adequate assurance of future performance, as defined in this subparagraph (d), of all of the terms, covenants, and conditions of this Lease.

(i)            For purposes of this subparagraph (d), “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(1)           The assignee has submitted a current financial statement, audited by a certified public accountant, which shows a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by the assignee of the tenant’s obligations under this Lease;

(2)           If requested by Landlord, the assignee will obtain guarantees, in form and substance satisfactory to Landlord (i.e. letter(s) of credit), from one or more persons who satisfy Landlord’s standards of creditworthiness; and

(3)           Landlord has obtained consents or waivers from any third parties which may be required under any lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

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(e)           When, pursuant to the Bankruptcy Code, the trustee or the debtor-in-possession is obligated to pay reasonable use and occupancy charges for the use of all or part of the Premises, it is agreed that such charges will not be less than the Rent as defined in this Lease.

(f)            Neither Tenant’s interest in this Lease nor any estate of Tenant created in this Lease shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, nor otherwise by operation of law under the laws of any state having jurisdiction of the person or property of Tenant, unless Landlord consents in writing to such transfer.  Landlord’s acceptance of rent or any other payments from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, either the requirement of Landlord’s consent or Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent.

13.           Access To The Premises.  Landlord, its employees and agents and any mortgagee of the Property shall have the right to enter any part of the Premises at all reasonable times for the purposes of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants and for making such repairs, alterations or improvements to the Premises or the Property as Landlord may deem necessary or desirable.  Landlord and its employees and agents may enter the Premises by means of a master key or otherwise, Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, nor entitle Tenant to any abatement of rent therefore.

14.           Assignment and Subletting.  Tenant may not assign or otherwise transfer its interest in this Lease or sublet the Premises or any part thereof without the prior written consent of Landlord; provided, however Tenant shall have the right to assign this Lease to an affiliate of Tenant without Landlord’s consent.

15.           Notice And Place Of Payment.

(a)           All rent and other payments required to be made by Tenant to Landlord (to the extent not paid pursuant to that certain Escrow Agreement of even date herewith between Landlord and Tenant (the “Escrow Agreement”)) shall be delivered or mailed to Landlord’s management agent at the address set forth below or any other address Landlord may specify from time to time by written notice given to Tenant.

(b)           All payments required to be made by Landlord to Tenant shall be delivered or mailed to Tenant at the address set forth in Paragraph 14(c) hereof or at any other address within the United States as Tenant may specify from time to time by written notice given to Landlord.

(c)           Any notice, demand or request required or permitted to be given under this Lease or by law shall be deemed to have been given if reduced to writing and mailed by Registered or Certified mail, postage prepaid, to the party who is to receive such notice, demand or request at the address set forth below or at such other address as Landlord or Tenant may specify from time to time by written notice.  When delivering such notice,

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demand or request shall be deemed to have been given as of the date it was so delivered or mailed.

Landlord:	Tenant:
BEHRINGER HARVARD PACES WEST, LLC 15601 Dallas Parkway, Suite 600 Addison, Texas 75001 Attention: Jon Dooley Telephone: 214/655-1600 Facsimile: 214/ 655-1610	GA-PACES, L.L.C. % Equity Office Management, L.L.C. Two North Riverside Plaza Suite 2100 Chicago, Illinois 60606 Attention: Megan McCann Telephone: 312/466-3455 Facsimile: 312/930-8487

With copies to:	With copies to:

Powell & Coleman, L.L.P. 8080 North Central Expressway Suite 1380 Dallas. Texas 75206 Attention: Lester V. Baum Telephone: 214/890-7117 Facsimile: 214/373-8768	GA-Paces, L.L.C. % Equity Office Management, L.L.C. Two North Riverside Plaza Suite 2100 Chicago, Illinois 60606 Attention: Alec L. Rubenstein, Esq. Telephone: 312/466-3569 Facsimile: 312/279-9882

And to:

DLA Piper Rudnick Gray Cary US LLP 203 North LaSalle Street Suite 1900 Chicago, Illinois 60601 Attention: Ross Green Telephone: 312/368-2132 Facsimile: 312/630-5307

16.           Occupancy, Condition of the Premises, Landlord’s Indemnification.  Notwithstanding, anything contained in this Lease to the contrary, Landlord hereby acknowledges that Tenant shall: (i) have no right to take occupancy of the Premises, (ii) have no obligation to maintain the Premises and/or repair or replace any damage to the Premises, and (have no obligation to obtain property or liability insurance with respect to the Premises.  Landlord shall indemnify, defend (with counsel reasonably acceptable to Tenant) and hold Tenant and its employees, officers, members, shareholders, managers, directors and agents harmless from and against any and all loss, cost, expense, liability, damage, cause of action or claim (including, without limitation, attorneys’ fees incurred in connection therewith) arising out of or resulting from any claim in connection with the Premises (other than in connection with Tenant’s obligation to pay Rent pursuant to this Lease),

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including, without limitation, Landlord’s right of entry upon of the Premises as provided for in this Lease, and such indemnity shall survive the any termination of this Lease; provided, however, in no event shall Landlord be liable for any damages relating to any occurrence prior to the Effective Date.

17.           Miscellaneous General Provisions.

(a)           Payments Deemed Rent.  Any amounts of money to be paid by Tenant to Landlord pursuant to the provisions of this Lease, shall be deemed rent for purposes of this Lease; and any failure to pay any of same as provided in Paragraph 11(a) hereof shall entitle Landlord to exercise all of the rights and remedies afforded hereby or by law for the collection and enforcement of Tenant’s obligation to pay rent.  Tenant’s obligation to pay any such rent pursuant to the provisions of this Lease shall survive the expiration or other termination of this Lease and the surrender of possession of the Premises after any holdover period.

(b)           Estoppel Letters.  Not more than two times during the Term, Tenant shall, within twenty (20) days following written request from Landlord, execute, acknowledge and deliver to Landlord or to any lender, purchaser or prospective lender or purchaser designated by Landlord a written statement certifying (i) that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), (ii) the date to which rent has been paid, (iii) that there are not, to Tenant’s knowledge, any uncured defaults (or specifying such defaults if any are claimed); and (iv) such further matters as may be requested by Landlord.  Any such statement may be relied upon by any prospective purchaser or mortgagee of all or any part of the Property.  Tenant’s failure to deliver such statement within such period shall be conclusive upon Tenant that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in Landlord’s performance hereunder.

(c)           Claims for Fees.  Each party hereto shall indemnify and hold harmless the other party for any and all liability incurred in connection with the negotiation or execution of this Lease for any real estate broker’s commission or finder’s fee which has been earned by a real estate broker or other person on such party’s behalf.

(d)           Applicable Law.  This Lease and all matters pertinent thereto shall be construed and enforced in accordance with the laws of the State of Georgia.

(e)           Entire Agreement.  This Lease, including all Exhibits, Riders and Addenda, constitutes the entire agreement between the parties hereto and may not be modified except by an instrument in writing executed by the parties hereto.

(f)            Binding Effect.  This Lease and the respective rights and obligations of the parties hereto shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto as well as the parties themselves; provided, however, that (i) Landlord, its successors and assigns shall be obligated to perform Landlord’s covenants under this Lease only during and in respect of their successive periods as Landlord during

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the term of this Lease, and (ii) Landlord’s rights and obligations under the Escrow Agreement shall at all times be assigned to, and assumed by, any party assuming Landlord’s obligations under this Lease.

(g)           Severability.  If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

(h)           No Partnership.  Landlord shall not, by virtue of the execution of this Lease or the leasing of the Premises to Tenant, become or be deemed a partner of Tenant in the conduct of Tenant’s business on the Premises or otherwise.

(i)            Headings, Gender, etc.  As used in this Lease, the word “person” shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and words of any gender shall include any other gender.  The topical headings of the several paragraphs of this Lease are inserted only as a matter of convenience and reference, and do not affect, define, limit or describe the scope or intent of this Lease.

(j)            Waiver of Jury.  To the extent permitted by law, Tenant hereby waives any right it may have to a jury trial in the event of litigation between Tenant and Landlord pertaining to this Lease.

(k)           Allocation of Rent.  Landlord and Tenant agree that no portion of the Rent paid by Tenant during the portion of the term of this Lease occurring after the expiration of any period during which such rent was abated shall be allocated by Landlord or Tenant to such rent abatement period, nor is such rent intended by the parties to be allocable to any abatement period.

(l)            Right to Change Building Name and Address.  Landlord reserves the right to change the name or street address of the Building.

(m)          Requirement of Identification.  Landlord, or its contractor(s), may require all persons entering or leaving the Building during such hours as Landlord may reasonably determine, to identify themselves by registration or otherwise, and to establish their right to leave or enter, and to exclude or expel any peddler, solicitor or beggar at any time from the Property, the Premises or the Building.

(n)           Reserved Areas, Light and Air.  This Lease does not give Tenant any right to use, and Landlord hereby excludes and reserves for its sole and exclusive use, the following areas in and about the Premises:  janitor closets, stairways and stairwells, fan, mechanical, electrical, telephone and similar rooms (other than those installed for Tenant’s exclusive use); elevator, pipe and other vertical shafts, flues and ducts; all areas above the acoustical ceiling and below the finished floorcovering installed in the

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Premises; all other structural or mechanical elements serving other areas of the Building; and all subterranean, mineral, air, light and view rights.

(o)           Limitation of Landlord’s Personal Liability.  Tenant specifically agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment against Landlord, it being agreed that Landlord (and its partners and shareholders) shall never be personally liable for any such judgment.

(p)           Execution by Landlord.  Submission of this instrument to Tenant, or Tenant’s agents or attorneys, for examination or signature does not constitute or imply an offer to lease, reservation of space, or option to lease, and this Lease shall have no binding legal effect until execution hereof by both Landlord and Tenant.

(q)           Time of Essence.  Time is of the essence of this Lease and each of its provisions.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:	TENANT:

BEHRINGER HARVARD PACES WEST, LLC, a Delaware limited liability company	GA-PACES, L.L.C., a Delaware limited liability company

By:	By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager
Name of Officer:
Title:		By:
Name of Officer:
Title:

Exhibits
A)           Legal Description

EXHIBIT A

PACES WEST LEGAL DESCRIPTION

[TO BE ADDED LATER]

EXHIBIT T

HOLDBACK AGREEMENT
One Paces West and Two Paces West, Atlanta, Georgia

HOLDBACK ESCROW AGREEMENT

THIS HOLDBACK ESCROW AGREEMENT (this “Agreement”) is made as of the       day of April, 2006 (“Contract Date”) by and among GA-PACES, L.L.C., a Delaware limited liability company (“Seller”), BEHRINGER HARVARD PACES WEST, LLC, a Delaware limited liability company (“Buyer”), and COMMONWEALTH LAND TITLE INSURANCE COMPANY (“Escrowee”).

R E C I T A L S:

A.            Seller and Buyer have entered into that certain Purchase and Sale Contract dated March       , 2006 (the “Purchase Agreement”) for the purchase and sale of the property more particularly described therein (the “Property”).

B.            Buyer and Seller acknowledge that the Purchase Agreement provides that Seller and Buyer shall enter into a Master Lease (as defined in the Purchase Agreement) in which Seller shall pay to Buyer rent in the monthly amount of $115,833.34 (which has been calculated by using an annual per square foot rental rate of $10.96) for a period of twelve (12) months commencing on the date that is thirty (30) days after the Effective Date (as defined in the Maser Lease) and ending on April       , 2007 [INSERT THE DATE THAT IS 12 MONTHS FROM THE EFFECTIVE DATE] (the “Expiration Date”).

C.            On the Contract Date Seller shall deposit $1,390,000.00 from the proceeds of the sale of the Property into an interest bearing escrow account with Escrowee (the “Escrow Account”) which funds shall be held and disbursed pursuant to the terms and conditions of this Agreement (the “Holdback”).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition of Buyer’s agreement to acquire the Property, the parties hereto agree as follows:

1.             Incorporation of Recitals.  The Recitals are hereby incorporated into this Section 1 as if fully set forth herein.

2.             Escrow; Escrow Funds.

(a)           Escrowee hereby certifies that it has received the full amount of the Holdback.  All funds deposited with Escrowee pursuant to this Agreement and any interest earned thereon are hereinafter referred to collectively as the “Escrow Funds”.

Said Escrow Funds shall be invested by the Escrowee in Approved Investments (as hereinafter defined) and all investment income and appreciation, less the cost of the investment, shall accrue and remain in the Escrow Account.

(b)           As used herein, “Approved Investments” shall mean a federally insured money market account and allowing for withdrawal upon demand.  Escrowee is authorized to sell or otherwise realize upon such investments at any time and from time to time when funds are required for the purposes of this Agreement.  All risk of loss or diminution in interest or appreciation upon such investments shall become a part of the Escrow Funds.

3.             Appointment of Escrowee.  Seller and Buyer hereby appoint Escrowee as escrowee pursuant to the terms of this Agreement and Escrowee hereby accepts said appointment pursuant to the terms hereof.  The parties agree that Escrowee shall act in accordance with the joint written direction of Seller and Buyer only, unless otherwise provided herein.

4.             Term.  The obligations of Escrowee under this Agreement shall terminate on the earlier to occur of:  (a) complete disbursement of the Escrow Funds pursuant to Paragraph 5 hereof, or (b) tender of the Escrow Funds into a court of competent jurisdiction as permitted by Paragraph 9 hereof. Upon such termination, Escrowee shall be relieved from all duties, obligations, liabilities and responsibilities hereunder other than those that accrued prior thereto.

5.             Disbursement of Escrow Funds.

(a)           Commencing on the date that is thirty (30) days after the Contract Date, Escrowee shall disburse $115,833.34 (“Monthly Rent”) to Buyer, pursuant to written directions provided by Buyer to Escrowee prior to the date of such initial disbursement, and shall continue to make such payments of Monthly Rent on the same date thereafter including on the Expiration Date.  Notwithstanding the foregoing, upon written notice from Seller and Buyer to Escrowee, the Monthly Rent disbursed to Buyer pursuant to this Agreement, shall be reduced on (1) the rent commencement date under each Qualifying Lease (as defined in the Master Lease), by an amount (appropriately prorated with respect to any partial month) equal to the lesser of (i) one-twelfth (1/12) of the product of the area of the space leased and $10.96 and (ii) the monthly base rent payable during the applicable month under said Qualifying Lease; and/or (2) on the date of a fire or casualty in which the Premises (as defined in the Master Lease) is not substantially destroyed (which, as used herein, means destruction or damage to at least seventy-five percent (75%) of the Building) until the damaged part of the Premises is reconstructed or restored (if such damaged part of the Premises is reconstructed or restored at Landlord’s (as defined in the Master Lease) sole cost and expense), by an amount equal to the proportion by which the approximate area of the damaged part bears to the total area in the Premises;

(b)           If either party terminates the Master Lease pursuant to the terms and conditions set forth therein (the “Master Lease Termination Date”), then this Agreement shall terminate on the Master Lease Termination Date, and upon written notice from Seller to Escrowee, any funds remaining in the Holdback shall be immediately released to Seller without any further action or direction by Buyer;

(c)          At any time, the parties may deliver joint written instructions to Escrowee regarding the disbursement of all or a portion of the Holdback.

6.             Termination of Escrow Account.  If any Escrow Funds remain in the Escrow Account following the termination or expiration of the Master Lease, Buyer promptly shall deliver written notice to Escrowee authorizing Escrowee to release all of the Escrow Funds remaining in the Escrow Account to or at the written direction of Seller.

7.             Fees and Expenses.  Seller and Buyer each agree to pay one-half of the fees and expenses of this escrow.

8.             Escrowee’s Liability.  The Escrowee (a) shall be entitled to act upon the joint written instructions from Seller and Buyer as provided in this Agreement not only as to its due execution and the validity and effectiveness of its provisions but also to the truth and accuracy of any information therein contained which the Escrowee shall in good faith believe to be genuine and to have been signed by a proper person or persons; (b) may consult independent counsel of its choice in respect of any question relating to its duties or responsibilities under this Agreement and shall not be liable for any action taken or omitted in good faith; (c) shall be under no obligation to institute or defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve the Escrowee in expense, unless first indemnified to the Escrowee’s satisfaction; (d) shall have no responsibilities or obligations with respect to the maintenance of the value of the Escrow Funds; (e) shall not be bound by any amendment to this Agreement or by any other agreement between Seller and Buyer except with the Escrowee’s written consent; and (f) shall have only such duties and responsibilities as are expressly set forth in this Agreement and shall deliver the Escrow Funds only as provided herein.

9.             Action for Interpleader.  Notwithstanding anything in this Agreement to the contrary, in the event of a dispute between any of the parties to this Agreement arising prior to or at the time of termination of this Agreement, which dispute shall be sufficient, in the discretion of Escrowee, to justify so doing, Escrowee shall be entitled to tender the Escrow Funds into the registry or custody of a court of competent jurisdiction in Cobb County, Georgia, together with such legal pleadings as it may deem appropriate, and thereupon Escrowee shall be discharged from all further duties, obligations, liabilities, and responsibility as Escrowee.  All costs and expenses incurred by Escrowee in taking any action pursuant to this paragraph shall be covered and paid pursuant to the indemnification of Escrowee contained in Paragraph 10 hereof.

10.           Indemnification.  Seller and Buyer jointly and severally agree to indemnify, defend and hold harmless Escrowee from and against and in respect of any and all demands, judgments, expenses, costs, losses, injuries or claims of any kind whatsoever, together with any and all attorneys’ fees in connection therewith, whether existing on the date hereof or arising hereafter incurred by Escrowee by reason of, from or in connection with this Agreement or any action taken or not taken by Escrowee or in connection with this Agreement not arising out of the gross negligence or willful misconduct of Escrowee.

11.           Governing Law.  This Agreement shall be governed and construed under the laws of the State of Georgia.

12.           Notices.  Any notice required or permitted hereunder shall be in writing and shall be given in accordance with the Purchase Agreement.

13.           Waiver; Cumulative Rights and Remedies.  No forbearance on the part of either party in enforcing their respective rights under this Agreement shall constitute a waiver or a forfeiture of any rights or remedies of such party under this Agreement.  Each right and remedy of any party hereunder shall be cumulative and not exclusive and shall be in addition to every other right and remedy of such party under this Agreement and at law and in equity.

14.           Headings; Separability of Provisions; Counterparts.  The headings for the various Paragraphs herein are for reference only and are not part of this Agreement.  If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.  All words used shall be understood and construed of such gender or number as circumstances may require.  This Agreement may be executed in counterparts, all of which when taken together shall constitute a single instrument.

15.           Binding Effect; Assignment.  This Agreement shall be binding upon the Seller, Buyer and Escrowee and their respective permitted successors and assigns.  This Agreement may not be assigned by any party to this Agreement without the other parties’ consent.

16.           Facsimile.  Counterparts to this Agreement may be executed and delivered by facsimile transmission, and for purposes of this Agreement signatures transmitted by facsimile shall be deemed to be original signatures.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

SELLER:

GA-PACES, L.L.C., a Delaware limited liability company

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

By:
Name of Officer:
Title:

BUYER:

BEHRINGER HARVARD PACES WEST, LLC, a Delaware limited liability company

By:
Name of Officer:
Title:

ESCROWEE:

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:
Name:
Title: